UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.      )

Filed by the Registrant ☒ Filed by a Party other than the Registrant ☐

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☒	Preliminary Proxy Statement

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☐	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to §240.14a-12

Raytheon Company

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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March 24, 2005

Dear Raytheon Stockholder:

I am pleased to invite you to attend Raytheon’s 2005 Annual Meeting of Stockholders on Wednesday, May 4, 2005. The meeting will begin promptly at 11:00 a.m. Eastern Time at The Ritz-Carlton, Pentagon City, 1250 South Hayes Street, Arlington, Virginia. For your convenience, we are pleased to offer a live webcast of the Annual Meeting at www.raytheon.com.

This booklet includes the formal notice of the meeting and the proxy statement. The proxy statement tells you about the agenda and procedures for the meeting. It also describes how the Board of Directors operates and provides information about our director candidates. We encourage you to sign up for electronic delivery of our Annual Meeting materials, including our Annual Report. For more information, see “Electronic Delivery of Proxy Materials and Annual Report” in the proxy statement or visit our Investor Relations website at www.raytheon.com.

I am honored to be Chairman and Chief Executive Officer of Raytheon, a company I have served for more than 32 years. Our Company’s reputation and integrity are very important to me. We believe in strong corporate governance practices, ethics and compliance. Corporate governance and ethics continued to be a key theme for the Board in 2004. Throughout the year, we looked for opportunities to improve our practices against a benchmark of the best.

As part of our commitment to ethics and compliance, the Board engaged in a thorough review of its oversight role with respect to the Company’s compliance structure to ensure that the Company not only complies with all laws and regulations applicable to the conduct of our business, but adheres to the highest ethical standards. The Board (and the entire Company) participated in hands-on, interactive ethics and compliance training during 2004. We will continue to be vigilant going forward.

As you review the proxy statement and the various proposals, you will notice our proposal to declassify the Board of Directors and move to the annual election of all directors. The Board believes that this is an important step in strengthening the Company’s corporate governance and urges you to approve this action. In addition, during 2004 the Board adopted a formal and binding policy stating that any future shareholder rights plan will be approved or ratified by shareholders.

We encourage you to visit our website, www.raytheon.com, which highlights our business, ethics and corporate governance practices. You will find there many of the governance and ethics documents that are summarized in the proxy statement.

I look forward to sharing more information with you about Raytheon at the Annual Meeting. Whether or not you plan to attend, I encourage you to vote your proxy as soon as possible so that your shares will be represented at the meeting.

Thank you.

Sincerely,

WILLIAM H. SWANSON Chairman and Chief Executive Officer

NOTICE OF 2005 ANNUAL MEETING OF STOCKHOLDERS

Time:	11:00 a.m. Eastern Time

Date:	May 4, 2005

Place:	The Ritz-Carlton, Pentagon City 1250 South Hayes Street Arlington, Virginia

Record Date:	Stockholders of record at the close of business on March 9, 2005 are entitled to notice of and to vote at the meeting.

Purpose:

(1)    Elect three directors for three-year terms; however, if Proposal No. 3 is approved, the terms of all directors will expire immediately prior to the election of directors at the 2006 annual meeting and all directors will stand for election annually beginning in 2006.

(2) Ratify the selection of PricewaterhouseCoopers LLP as the Company’s independent auditors.

(3) Consider and approve an amendment to the Company’s Restated Certificate of Incorporation to declassify the Board of Directors.

(4)    Consider and approve amendments to the 2001 Stock Plan to increase the number of shares authorized for issuance under the Plan from 28,000,000 to 34,000,000 and to remove the cap on the number of shares of restricted stock and restricted stock units that may be issued under the Plan.

(5)    Consider and approve amendments to the 1997 Nonemployee Directors Restricted Stock Plan to increase the number of shares authorized for issuance under the Plan from 100,000 to 300,000 and to extend the term of the Plan for an additional five years.

(6) Consider and act upon such other business, including stockholder proposals if properly presented, as may properly come before the meeting or any adjournment thereof.

Proxy Voting:	You can vote your shares by completing and returning the proxy card sent to you. Most stockholders can also vote their shares over the Internet or by telephone. Please check your proxy card or the information forwarded by your bank, broker or other holder of record to see which options are available to you. You can revoke a proxy at any time prior to its exercise by following the instructions in the proxy statement.

By order of the Board of Directors,

John W. Kapples

Secretary

Waltham, Massachusetts

March 24, 2005

ii

RAYTHEON COMPANY

870 Winter Street, Waltham, Massachusetts 02451

PROXY STATEMENT FOR ANNUAL MEETING OF STOCKHOLDERS

We are providing these proxy materials in connection with the solicitation by the Board of Directors of Raytheon Company of proxies to be voted at the 2005 Annual Meeting of Stockholders of the Company and at any meeting following adjournment thereof.

You are cordially invited to attend Raytheon’s Annual Meeting on May 4, 2005 beginning at 11:00 a.m. Eastern Time. Stockholders will be admitted beginning at 10:30 a.m. The meeting will be held at The Ritz-Carlton, Pentagon City, 1250 South Hayes Street, Arlington, Virginia.

We are first mailing this proxy statement and accompanying forms of proxy and voting instructions on or about March 24, 2005 to holders of shares of Raytheon’s common stock as of March 9, 2005, the record date for the meeting.

You will need an admission ticket to enter the meeting. If you are a stockholder of record, you will find an admission ticket attached to the proxy card sent to you. If you plan to attend the meeting in person, please detach the admission ticket from the proxy card and bring it with you to the meeting. For security purposes, in order to enter the meeting, you will be asked to present a valid picture identification, such as a driver’s license or passport, with your admission ticket.

If your shares are held in the name of a bank, broker or other holder of record and you plan to attend the meeting in person, you may obtain an admission ticket in advance by sending a written request, along with proof of ownership, such as a bank or brokerage account statement, to ADP Investor Communication Services, 51 Mercedes Way, Edgewood, New York 11717. If you arrive at the meeting without an admission ticket, we will admit you only if we are able to verify that you are a Raytheon stockholder. You should bring a letter or account statement showing that you are the beneficial owner of Raytheon common stock on the record date in order to be admitted to the meeting without an admission ticket.

Proxies and Voting Procedures

Your vote is important. Because many stockholders cannot personally attend the meeting, it is necessary that a large number be represented by proxy. Most stockholders have a choice of voting over the Internet, by using a toll-free telephone number or by completing a proxy card and mailing it in the envelope provided. Please check your proxy card or the information forwarded by your bank, broker or other holder of record to see which options are available to you. The Internet and telephone voting facilities for stockholders of record will close at 11:59 p.m. Eastern Time on May 3, 2005. The Internet and telephone voting procedures have been designed to authenticate stockholders and to allow you to vote your shares and to confirm that your instructions have been properly recorded.

You can revoke your proxy at any time before it is exercised by timely delivery of a properly executed, later-dated proxy (including an Internet or telephone vote) or by voting by ballot at the meeting. By providing your voting instructions promptly, you may save the Company the expense of a second mailing.

The method by which you vote will not limit your right to vote at the meeting if you later decide to attend in person. If your shares are held in the name of a bank, broker or other holder of record, you must obtain a proxy, executed in your favor, from the holder of record to be able to vote at the meeting.

All shares entitled to vote and represented by properly executed proxies received prior to the meeting and not revoked will be voted at the meeting in accordance with your instructions. If you do not indicate how your shares should be voted on a matter, the shares represented by your proxy will be voted as the Board of Directors recommends.

Stockholders Entitled to Vote

Stockholders at the close of business on the record date are entitled to notice of and to vote at the meeting. On March 9, 2005, there were [            ] common shares outstanding.

If you are a participant in Raytheon’s Dividend Reinvestment Plan, common shares held in your account are included on, and may be voted using, the proxy card sent to you. The plan’s administrator is the stockholder of record of your dividend reinvestment plan shares. The administrator will not vote those shares unless you provide instructions, which you can do over the Internet, by telephone or by using the proxy card sent to you.

If you are a participant in the Raytheon Savings and Investment Plan, your vote will serve as the voting instruction to the trustee of the plan for all shares you own through the plan. If you own shares through this plan and do not provide voting instructions to the trustee, the trustee will vote those shares at the meeting in the same proportion as shares for which instructions were received under the plan.

Quorum and Required Vote

Quorum

The presence, in person or by proxy, of the holders of a majority of the shares entitled to vote for the election of directors is necessary to constitute a quorum. Abstentions and broker “non-votes” are counted as present and entitled to vote for purposes of determining a quorum. A broker non-vote occurs when a nominee holding shares for a beneficial owner does not vote on a particular proposal because the nominee does not have discretionary voting power with respect to that item and has not received instructions from the beneficial owner. Nominees have discretionary voting power with respect to all of the ballot items described below and elsewhere in this proxy statement except for the amendments to the Company’s stock plans and the proposals submitted by stockholders.

Required Vote—Election of Directors

A plurality of the votes cast is required for the election of directors. In other words, the nominees receiving the greatest number of votes will be elected. Abstentions and broker non-votes are not counted for purposes of the election of directors.

Required Vote—Approval of Amendment to Restated Certificate of Incorporation to Eliminate Classified Board Structure

The affirmative vote of the holders of a majority of shares outstanding and entitled to vote is required to approve the amendment to the Restated Certificate of Incorporation to eliminate the classified board structure and provide for the annual election of the entire Board of Directors. An abstention is treated as present and entitled to vote on this proposal and therefore has the effect of a vote against this proposal. Because the New York Stock Exchange considers this proposal to be routine, a nominee holding shares in street name may vote for this proposal without instructions from the beneficial owner.

Required Vote—Approval of Amendments to 2001 Stock Plan and 1997 Nonemployee Directors Restricted Stock Plan

The affirmative vote of the holders of a majority of the shares of common stock, present in person or represented by proxy and entitled to vote, is required to approve the proposals to amend the Plans; provided that the number of votes cast for each proposal represents at least a majority of the shares entitled to vote on each proposal. An abstention is treated as present and entitled to vote on each proposal and therefore has the effect of a vote against each proposal. A nominee holding shares in street name does not have discretionary voting power with respect to these proposals and may not vote shares unless the nominee receives voting instructions from the beneficial owner. Accordingly, a broker non-vote is not counted for voting purposes with respect to these proposals.

Required Vote—Ratification of Auditors and Other Matters

The affirmative vote of the holders of a majority of shares of common stock, present in person or represented by proxy and entitled to vote, is required with respect to the ratification of the Company’s independent auditors and all other matters that may properly come before the meeting. An abstention is treated as present and entitled to vote and therefore has the effect of a vote against ratification of the independent auditors and all other matters that may properly come before the meeting. Because the New York Stock Exchange considers the ratification of the independent auditors to be routine, a nominee holding shares in street name may vote for this proposal without instructions from the beneficial owner.

Stockholder Proposals

The affirmative vote of the holders of a majority of the shares of common stock, present in person or represented by proxy and entitled to vote, is required to approve the stockholder proposals. An abstention is treated as present and entitled to vote on the stockholder proposals and therefore has the effect of a vote against each proposal. A nominee holding shares in street name does not have discretionary voting power with respect to the stockholder proposals and may not vote shares unless the nominee receives voting instructions from the beneficial owner. Accordingly, a broker non-vote is not counted for voting purposes with respect to these proposals.

If any other matters are properly presented at the meeting for consideration, including, among other things, consideration of a motion to adjourn the meeting to another time or place, the persons named in the enclosed form of proxy will have discretion to vote on those matters according to their best judgment to the same extent as the person signing the proxy would be entitled to vote. At the date this proxy statement went to press, we did not anticipate that any other matters would be raised at the meeting.

In accordance with the Company’s Restated Certificate of Incorporation, each share of common stock is entitled to one vote.

Tabulation of Votes

All votes, whether by proxy or ballot, will be tabulated by an independent business entity, which will not disclose your vote except as:

•	required by law;

•	necessary in connection with a judicial or regulatory action or proceeding;

•	necessary in connection with a contested proxy or consent solicitation; or

•	requested by you.

Any comment written on a proxy card will be provided to Raytheon’s Corporate Secretary without disclosing your vote, unless necessary to an understanding of the comment.

Multiple Copies of Annual Report to Stockholders

A copy of our 2004 Annual Report is enclosed. If you received more than one copy of the annual report and wish to reduce the number of reports you receive to save us the cost of producing and mailing the annual report, we will discontinue the mailing of reports on the accounts you select if you follow the instructions regarding electronic access on the enclosed proxy card or when you vote over the Internet or by telephone.

At least one account must continue to receive annual reports and proxy statements, unless you elect to view future annual reports and proxy statements over the Internet. Mailing of dividends, dividend reinvestment statements and special notices will not be affected by your election to discontinue duplicate mailings of the annual report and proxy statement.

Householding Information

We have adopted a procedure approved by the Securities and Exchange Commission called “householding.” Under this procedure, we are permitted to deliver a single copy of our proxy statement and annual report to stockholders sharing the same address. Householding allows us to reduce our printing and postage costs and reduces the volume of duplicative information received at your household.

In accordance with a notice previously sent to our record holders and certain street name holders who share a single address, we are sending only one annual report and proxy statement to that address unless we received instructions to the contrary from any stockholder at that address. If you wish to receive an additional copy of our annual report or proxy statement this year, you may call Raytheon Shareholder Services toll-free at 1-800-360-4519 or write to the Corporate Secretary at Raytheon Company, 870 Winter Street, Waltham, Massachusetts 02451. You may also request copies of our annual disclosure documents on our web site at www.raytheon.com. If you are a street name holder and wish to revoke your consent and receive additional copies of our proxy statement and annual report in future years, you may call ADP Investor Communications Services toll-free at 1-800-542-1061. If you are a record holder and wish to revoke your consent and receive additional copies of our proxy statement and annual report in future years, you may call Raytheon Shareholder Services toll-free at 1-800-360-4519.

Electronic Delivery of Proxy Materials and Annual Report

This proxy statement and our 2004 Annual Report are also available on Raytheon’s web site at www.raytheon.com under the heading “Investor Relations.” Most stockholders can elect to view future proxy statements and annual reports, as well as vote their shares of Raytheon stock, over the Internet instead of receiving paper copies in the mail. This will save us the cost of producing and mailing these documents.

If you are a stockholder of record, you may choose this option by following the instructions provided when you vote over the Internet. You may also elect to receive annual disclosure documents electronically by following the instructions published on our web site at www.raytheon.com. If you choose to view future proxy statements and annual reports over the Internet, you will receive an e-mail message next year containing the Internet address to access the Company’s annual report and proxy statement. Your choice will remain in effect until you call the Raytheon Shareholder Services toll-free number or until you cancel your election at www.raytheon.com. You do not have to elect Internet access each year.

If you hold Raytheon stock through a bank, broker or other holder of record, please refer to the information provided by your bank or broker regarding the availability of electronic delivery. If you hold Raytheon stock through a bank, broker or other holder of record and you have elected electronic access, you will receive information in the proxy materials mailed to you by your bank or broker containing the Internet address for use in accessing Raytheon’s proxy statement and annual report.

Cost of Proxy Solicitation

We will pay the cost of soliciting proxies. Proxies may be solicited on behalf of the Company by directors, officers or employees of the Company in person or by telephone, facsimile or other electronic means. We have retained Morrow & Co. to assist in the distribution and solicitation of proxies. We have agreed to pay Morrow & Co. a fee of $17,500 plus expenses for these services.

As required by the Securities and Exchange Commission and the New York Stock Exchange, we will also reimburse brokerage firms and other custodians, nominees and fiduciaries for their expenses incurred in sending proxies and proxy materials to beneficial owners of Raytheon stock.

Stockholder Account Maintenance

Our transfer agent is American Stock Transfer & Trust Company (AST). All communications concerning accounts of stockholders of record, including address changes, name changes, inquiries as to requirements to transfer Raytheon stock and similar issues, can be handled by calling Raytheon Shareholder Services toll-free at 1-800-360-4519 or by accessing AST’s web site at www.amstock.com.

For other Company information, you can visit our web site at www.raytheon.com. We make our web site content available for information purposes only. It should not be relied upon for investment purposes, nor is it incorporated by reference into this proxy statement.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934 requires our directors, executive officers and persons who own more than 10% of a registered class of our equity securities to file reports of holdings and transactions in Raytheon stock with the Securities and Exchange Commission and the New York Stock Exchange. Based on our records and other information, we believe that in 2004 our directors and executive officers met all applicable Securities and Exchange Commission requirements.

Certain Relationships and Related Transactions

The Company does not currently provide personal loans to its executive officers or directors. The following disclosure describes loans made by the Company to executive officers prior to the Sarbanes-Oxley Act of 2002.

In 1998, the Company provided Jack R. Kelble, President of the Company’s Space and Airborne Systems unit, an interest-free loan of $500,000 to assist him in his relocation from Massachusetts to California. This loan was secured by a second mortgage on Mr. Kelble’s home. The highest outstanding balance during 2004 was $420,000. Mr. Kelble paid the loan in full in February 2004.

In 1999, the Company provided Mr. Swanson an interest-free loan of $1,000,000 to assist him in his relocation from Washington, D.C. to California. The loan was secured by a mortgage on Mr. Swanson’s home. In connection with the reorganization of the Company’s defense businesses, Mr. Swanson relocated from California to Massachusetts and the loan became secured by a mortgage on Mr. Swanson’s Massachusetts home. The highest amount outstanding during 2004 was $810,000 and the balance as of the date of publication of this proxy statement was $630,000.

In 2001, the Company provided Gregory S. Shelton, Vice President—Engineering, Technology, Manufacturing and Quality, an interest-free loan of $350,000 to assist him in his relocation from Arizona to Massachusetts. This loan was secured by a second mortgage on Mr. Shelton’s home. The highest outstanding balance during 2004 was $350,000. Mr. Shelton paid the loan in full in November 2004.

In January 1999, the Company converted its payroll system from a monthly to a bi-weekly pay cycle. In connection with the conversion, all employees at that time effectively received a two-week pay advance. As of December 31, 2004, the outstanding pay advance for each of Messrs. Swanson, Kelble and Shelton and Louise L. Francesconi was $12,082, $6,210, $3,702 and $6,154, respectively. These pay advances were paid in full in March 2005.

CORPORATE GOVERNANCE

The Board of Directors is committed to being a leader in corporate governance. The Board believes that a commitment to good governance enhances stockholder value and goes beyond simply complying with applicable requirements. It means adhering to the highest standards of ethics and integrity. To that end, the Board has adopted a number of policies and processes to ensure effective governance of the Board and the Company. The Company’s key governance documents are described below and may be found on our web site at www.raytheon.com.

Governance Principles

The Board of Directors has adopted Governance Principles which provide the framework for the oversight of the Company’s business and operations. The Governance Principles, which include the following statements, may be found on the Company’s web site at www.raytheon.com.

•	A substantial majority of the Board of Directors should be independent directors. In addition, the Audit, Management Development and Compensation and Governance and Nominating Committees consist entirely of independent directors.

•	Each committee has its own charter which may be found on the Company’s web site at www.raytheon.com.

•	The Board periodically reviews the Company’s long-term strategic and business plans.

•	The Chief Executive Officer provides an annual report on succession planning and management development to the Management Development and Compensation Committee.

•	The Board engages in an annual ethics training and awareness program.

Board Independence

The Governance Principles also include criteria adopted by the Board to assist it in making determinations regarding the independence of its members. The criteria, summarized below, are consistent with the New York Stock Exchange listing standards regarding director independence. To be considered independent, the Board must determine that the director does not have a material relationship, directly or indirectly, with the Company. A director will be not considered independent if he or she, or an immediate family member, has been within the last three years:

•	an executive officer of the Company;

•	an executive officer of a public company that has on the compensation committee of its board an executive officer of the Company;

•	a paid advisor or consultant to the Company receiving in excess of $100,000 per year in direct compensation from the Company (other than fees for service as a director);

•	an employee (or in the case of an immediate family member, an executive officer) of a company that does business with the Company and the annual payments to or from the Company exceeded the greater of $1 million or 2% of the other company’s annual gross revenues; and

•	an executive officer of a tax-exempt entity that receives contributions in any fiscal year from the Company exceeding the greater of $1 million or 2% of its gross revenues.

In addition, certain other employment relationships with the Company’s internal or external auditor may preclude a director from being considered independent. The full text of the Company’s director independence criteria may be found on the Company’s web site at www.raytheon.com.

The Board has considered the independence of its members in light of these criteria, including each director’s affiliations and relationships, and has determined that, except for William H. Swanson, the Company’s Chairman and CEO, and John H. Tilelli, Jr., all of its directors satisfy the criteria. Mr. Tilelli does not satisfy the criteria because he is the President and Chief Operating Officer of Cypress International Inc., a firm that provides consulting services to the Company. Mr. Tilelli is not standing for re-election and will retire from the Board when his current term expires at the 2005 annual meeting.

Due to the operation of the three-year lookback provision contained in the revised New York Stock Exchange Listing Standards which became effective on November 4, 2004, Warren B. Rudman was deemed not to be independent during the period from November 4, 2004 through December 31, 2004 because of services provided by his law firm to the Company in 2001. For this approximate seven-week period, Mr. Rudman resigned from the Governance and Nominating Committee and the Management Development and Compensation Committee. Effective January 1, 2005, Mr. Rudman was reappointed as Chair of the Management Development and Compensation Committee and as a member of the Governance and Nominating Committee.

The Company and its subsidiaries have many relationships established in the ordinary course of business with organizations with which our directors are affiliated, but which are not material to the Company or any of the organizations. In addition, all directors are eligible to participate in the Company’s matching gift and charitable awards program available to all employees. The Company matches gifts up to $5,000 per donor per calendar year.

Director Nomination Process

The Governance and Nominating Committee considers director candidates from diverse sources and welcomes suggestions from stockholders. The Committee looks for candidates who possess a range of diverse experience, knowledge and business judgment. The Committee’s goal is to have a balanced, engaged and collegial board whose members possess the skills and background necessary to ensure that stockholder value is maximized in a manner consistent with all legal requirements and the highest ethical standards.

The Committee will carefully consider all candidates on the basis of the candidate’s background and experience. The Committee will review the candidate’s qualifications in accordance with the director qualification criteria contained in the Company’s Governance Principles and determine whether the candidate should be nominated for election to the board. There is no difference in the way in which the Committee evaluates nominees for director based upon the source of the nomination. From time to time, the Committee may engage a third party for a fee to assist in identifying potential director candidates.

Stockholders wishing to nominate a director candidate may do so by sending the candidate’s name, biographical information and qualifications to the Chair of the Governance and Nominating Committee care of the Corporate Secretary, Raytheon Company, 870 Winter Street, Waltham, MA 02451. All director nominations should be made in accordance with the provisions set forth in our By-Laws, which are published on our web site under the heading “About Us/Corporate Governance.” You also may obtain a copy of our By-Laws by writing to the Corporate Secretary at the address set forth above.

Under our By-Laws, nominations for director may be made only by the Board or a Board committee, or by a stockholder entitled to vote who complies with the advance notice provision in our By-Laws. For the Company’s annual meeting in the year 2006, we must receive this notice between January 5, 2006 and February 4, 2006.

Code of Ethics and Conflicts of Interest

The Company has adopted a Code of Business Ethics and Conduct and a Conflict of Interest Policy which apply to all officers, directors, employees and representatives. The Code of Conduct and the Conflict of Interest Policy form the basis of the Company’s ethics and compliance program and cover a wide range of areas. Many Company policies are summarized in the Code of Conduct, including Conflict of Interest, Insider Trading, Discrimination and Harassment, Confidentiality, and compliance with all laws and regulations applicable to the conduct of our business. All officers, directors, employees and representatives are required to comply with the Code of Conduct and are subject to disciplinary action, including termination, for violations. The Company engages in annual ethics training for all directors, officers and employees. The Code of Conduct is published on our web site at www.raytheon.com under the heading “About Us/Corporate Governance.” Any amendments to the Code of Conduct or the grant of a waiver from a provision of the Code of Conduct requiring disclosure under applicable SEC rules will be disclosed on our web site.

In addition to complying with the Code of Conduct and other applicable Company policies, directors, officers and employees are expected to bring to the attention of the Senior Vice President and General Counsel or the Vice President—Business Ethics any actual or potential conflict of interest. Directors, officers and employees may report matters of concern through the Company’s anonymous, confidential toll-free hotline.

Lead Director

In December 2002, the Board created the position of lead director. The Board believes that a lead director allows for a Board structure that strengthens the independence and role of the Board. The lead director shall be independent as determined by the Board in accordance with the criteria included in the Company’s Governance Principles and summarized above. The lead director’s duties include developing Board agendas with the Chairman, chairing executive sessions of the Board (in which the non-management directors meet without management) and performing such other duties as the Board may determine from time to time. The designation of a lead director is not intended to inhibit communication among the directors or between any of them and the Chairman. Annually, the Board will reconsider the role and designation of the lead director.

In December 2002, the Board designated Warren B. Rudman as the lead director due to the valuable counsel and guidance he provides based on his depth of experience having served as a member of the Board of the Company since 1993. Mr. Rudman served two terms as a U.S. senator. He also co-chaired the bipartisan U.S. Commission on National Security. He also was a member of the Conference Board’s Commission on Public Trust and Private Enterprise, which recommended significant reforms related to corporate governance, business ethics, shareholder relations and auditing and accounting issues.

Communication with the Board

Anyone who has a concern about the Company’s conduct may communicate that concern directly to Mr. Rudman as lead director on behalf of the non-management directors as a group. You may contact the lead director in writing care of the Corporate Secretary, Raytheon Company, 870 Winter Street, Waltham, Massachusetts 02451. Interested parties may also contact the lead director electronically by submitting comments on our web site at www.raytheon.com under the heading “About Us/Corporate Governance.” These matters will be referred to the Lead Director and tracked by the Office of the General Counsel.

Anyone who has a complaint or concern regarding Raytheon’s accounting, internal accounting controls or auditing matters may communicate that concern to the Audit Committee. You may contact the Audit Committee in writing care of Raytheon Company, Post Office Box 21, Concord, Massachusetts 01742. Interested parties may also contact the Audit Committee electronically by submitting comments on our web site at www.raytheon.com under the heading “About Us/Corporate Governance.” All such communications will be referred to the Audit Committee and will be tracked and investigated in the ordinary course by the Company’s Ethics Office with the assistance of the Office of the General Counsel unless otherwise instructed by the Audit Committee.

Stock Ownership Guidelines

In 2004, the Board adopted stock ownership guidelines for directors and executive officers. Each director is expected to own shares of stock with a market value of at least two times his or her annual retainer. Directors have five years to achieve the target ownership threshold. The Chief Executive Officer is expected to own shares of stock with a market value of at least five times his or her annual base salary. Other officers, depending upon seniority, are expected to own shares of stock with a market value between one and three times their annual base salaries. Each officer is expected to meet the applicable target ownership threshold within five years.

Policy on Shareholder Rights Plans

The Company does not have a shareholder rights plan. The Board will obtain shareholder approval prior to adopting a shareholder rights plan unless the Board in the exercise of its fiduciary duties determines that under the circumstances then existing, it would be in the best interest of the Company and its shareholders to adopt a rights plan without prior shareholder approval. If a rights plan is adopted by the Board without prior shareholder approval, the plan must provide that it will expire within one year of adoption unless ratified by shareholders.

Director Education

The Company’s director education program consists of periodic visits to Company facilities, periodic training regarding the Company’s Code of Conduct and other policies and practices relevant to the Company’s business and operations, and participation in customized director education workshops and attendance at director education institutes. The Company engages in annual ethics training for all directors. In addition, the Company sponsors periodic in-house educational programs for the Board and provides updates on relevant topics of interest to the Board. The Company also encourages directors to attend director education programs and institutes sponsored by various educational institutions.

Board and Committee Evaluation Process

The Governance and Nominating Committee leads an annual assessment of the Board’s performance and of its contribution as a whole. In addition, each committee of the Board (except the Executive Committee) annually reviews its performance. Many of the changes to the Governance Principles, committee charters, and Board governance practices in general have resulted from the annual evaluation process. The Board views the annual self-assessment reviews as an integral part of its commitment to achieve high levels of Board and committee performance.

THE BOARD OF DIRECTORS AND BOARD COMMITTEES

Raytheon’s business, property and affairs are managed under the direction of the Board of Directors. Members of the Board are kept informed of the Company’s business through discussions with the lead director, the Chairman and officers, by reviewing materials provided to them and by participating in meetings of the Board and its committees. During 2004, the average attendance for directors at Board and committee meetings was 93%. All Board members are expected to attend the annual meeting of stockholders. In 2004, all of the directors attended the annual meeting.

The table below provides membership and meeting information for the Board and each committee. In 2004, the Board of Directors met 11 times.

	Audit Committee	Governance and Nominating Committee	Management Development and Compensation Committee(1)	Public Affairs Committee	Executive Committee
Independent Directors
Barbara M. Barrett		X	X	Chair	X
Ferdinand Colloredo-Mansfeld			X
John M. Deutch		X		X
Thomas E. Everhart		Chair			X
Frederic M. Poses	X			X
Warren B. Rudman(2)		X	Chair		X
Michael C. Ruettgers	X		X
Ronald L. Skates	Chair				X
William R. Spivey	X			X
Linda G. Stuntz(3)	X

Inside Directors
William H. Swanson					Chair

Number of Meetings in 2004	18	5	8	4	0

(1)	The Options Subcommittee of the Management Development and Compensation Committee, comprised of Barbara M. Barrett, Ferdinand Colloredo-Mansfeld and Michael C. Reuttgers—Chair, met 7 times in 2004.
(2)	Due to the operation of the three-year lookback provision contained in the revised New York Stock Exchange Listing Standards which became effective on November 4, 2004, Warren B. Rudman was deemed not to be independent during the period from November 4, 2004 through December 31, 2004 because of services provided by his law firm to the Company in 2001. During the period from November 4, 2004 to December 31, 2004, Mr. Rudman did not serve on the Management Development and Compensation Committee or the Governance and Nominating Committee. Ferdinand Colloredo-Mansfeld served as the Acting Chair of the Management Development and Compensation Committee during this period. Mr. Rudman was reappointed as Chair of the Management Development and Compensation Committee and a member of the Governance and Nominating Committee as of January 1, 2005.
(3)	Linda G. Stuntz was elected a director as of February 2004 and appointed to the Audit Committee in June 2004.

Compensation of Directors

Each non-employee director receives an annual cash retainer of $40,000. The chair of each Board committee (other than the Audit Committee) receives an additional annual cash retainer of $5,000. The chair of the Audit Committee receives an additional annual cash retainer of $10,000. Non-employee directors also receive a fee of $1,500 for attendance at each meeting of the Board and each committee meeting, other than telephonic meetings, for which the fee is $500. Pursuant to the Company’s Deferred Compensation Plan, directors may defer receipt of their annual retainer and/or meeting fees until retirement from the Board.

Non-employee directors also receive an annual grant of $60,000 of Raytheon common stock. Grants are made under the 1997 Nonemployee Directors Restricted Stock Plan. All grants consist of restricted stock and are held in the custody of the Company until restrictions lapse, generally on the date of the annual meeting three years after the award. The directors receive dividends on these shares and are entitled to vote these shares. You are being asked to consider an amendment to the 1997 Nonemployee Directors Restricted Stock Plan to increase the number of shares authorized for issuance under the Plan and to extend the term of the Plan for an additional five years. More information regarding the 1997 Nonemployee Directors Restricted Stock Plan may be found on page 39 under the heading “Proposal to Amend 1997 Nonemployee Directors Restricted Stock Plan.”

The lead director receives an additional annual retainer of $60,000, payable as follows: $24,000 in cash and an annual grant of $36,000 of restricted shares of Raytheon common stock.

The Company reimburses directors for actual expenses incurred in the performance of their service as directors, including attendance at director education programs sponsored by educational and other institutions. The Company also reimburses directors for the costs of their spouses to travel with them to Company-sponsored business events. The Company also maintains a general insurance policy which provides non-employee directors with up to $100,000 per incident in travel accident insurance when on Company business.

Audit Committee

The Audit Committee:

•	Monitors the integrity of the Company’s financial statements;

•	Monitors the independent auditor’s qualifications and independence;

•	Monitors the performance of the Company’s internal audit function and independent auditors;

•	Meets with management to consider the adequacy of the Company’s internal controls and the objectivity of financial reporting;

•	Prepares the audit committee report found on page 32 under the heading “Audit Committee Report;”

•	Meets with the independent auditors, internal auditors and appropriate financial personnel;

•	Appoints the independent auditors;

•	Pre-approves all audit fees and terms as well as all non-audit engagements with the independent auditor;

•	Reviews annual and periodic reports and earnings press releases;

•	Has established a process for employees and others to confidentially or anonymously report concerns or complaints regarding accounting, internal control or auditing matters. More information regarding this process may be found on page 7 under the heading “Communication with the Board;”

•	Reviews compliance with the Company’s Standards of Business Ethics and Conduct; and

•	Has the authority to hire independent counsel and other advisors.

The Board of Directors has determined that each of the members of the Audit Committee is independent as defined by the rules of the New York Stock Exchange and the SEC. The Board also has determined that Ronald L. Skates, the Chair of the Committee, is an “audit committee financial expert,” as defined by SEC rules, based upon Mr. Skates’ experience, training and education.

The Audit Committee Charter is attached to this proxy statement as Appendix A and is published on our web site at www.raytheon.com under the heading “About Us/Corporate Governance.”

Management Development and Compensation Committee

The Management Development and Compensation Committee:

•	Reviews and oversees compensation and personnel plans, policies and programs;

•	Reviews and recommends to the Board the compensation of the Chief Executive Officer and the other four most highly compensated executive officers;

•	Reviews and approves the compensation of other officers and key employees;

•	Approves director compensation;

•	Prepares the compensation committee report found on page 22 under the heading “Management Development and Compensation Committee Report on Executive Compensation;”

•	Consists solely of independent directors; and

•	Has the authority to hire independent counsel and other advisors.

The Board of Directors has also established the Options Subcommittee of the Management Development and Compensation Committee. The Options Subcommittee administers and makes awards under the Company’s stock option plans.

The Management Development and Compensation Committee Charter is published on our web site at www.raytheon.com under the heading “About Us/Corporate Governance.”

Governance and Nominating Committee

The Governance and Nominating Committee:

•	Reviews and reports to the Board on a periodic basis with regard to matters of corporate governance;

•	Establishes procedures for the nomination of directors and recommends candidates for election to the Board;

•	Considers director nominees proposed by stockholders;

•	Reviews and assesses the effectiveness of the Company’s Governance Principles and recommends proposed revisions to the Board;

•	Reviews proposals by stockholders in connection with the annual meeting of stockholders and makes recommendations to the Board for action on such proposals;

•	Makes recommendations to the Board regarding the size and composition of the Board;

•	Oversees the orientation program for new directors and the continuing education program for existing directors;

•	Consists solely of independent directors; and

•	Has the authority to hire independent counsel and other advisors.

The Governance and Nominating Committee Charter is published on our web site at www.raytheon.com under the heading “About Us/Corporate Governance.”

Public Affairs Committee

The Public Affairs Committee:

•	Reviews, identifies and brings to the attention of the Board political, social, legal and environmental trends and issues that may have an impact on the business, operations, financial performance or public image of the Company;

•	Reviews policies and practices of the Company in the areas of political, legal, environmental and social responsibility and recommends to the Board such policies and practices including those involving:

•	environmental protection;

•	health and safety of employees;

•	ethics;

•	employment practices;

•	regulatory compliance (except financial matters and certain governance matters);

•	charitable contributions;

•	government relations;

•	community and university relations; and

•	product quality;

•	Reviews, monitors and makes recommendations to the Board on corporate policies and practices that relate to public policy; and

•	Has the authority to hire independent counsel and other advisors.

The Public Affairs Committee Charter is published on our web site at www.raytheon.com under the heading “About Us/Corporate Governance.”

Executive Committee

The Executive Committee is empowered to act for the full Board during intervals between Board meetings, with the exception of certain matters that by law may not be delegated. The Executive Committee did not meet in 2004.

ELECTION OF DIRECTORS

(Item No. 1 on the proxy card)

The Board of Directors is divided into three classes whose terms expire at successive annual meetings. We have nominated Barbara M. Barrett, Frederic M. Poses and Linda G. Stuntz, members of the class of directors whose terms expire at the annual meeting, for three-year terms that will expire at the annual meeting in the year 2008. If Proposal No. 3 concerning the declassification of the board is approved by shareholders, then the terms of all of our directors, including the nominees for election at the 2005 annual meeting, will expire immediately prior to the election of directors at our 2006 annual meeting. Proposal No. 3 is described on pages 34 - 35 of this proxy statement.

John H. Tilelli, Jr. is not standing for re-election and will retire from the Board when his current term expires at the 2005 annual meeting. Mr. Tilelli has served on the Board since 2002. We gratefully acknowlege his dedicated service and contributions to our Company.

We have included below the principal occupation and other information about the nominees and the directors whose terms of office will continue after the annual meeting.

The persons named in the proxy card intend to vote for the election of each of the nominees unless you indicate that your vote should be withheld. If elected, the nominees will continue in office until their successors have been duly elected and qualified, or until the earlier of their death, resignation or retirement.

We expect each of the nominees to be able to serve if elected. If, on account of death or unforeseen contingencies, any of these persons is unavailable for election, the proxies will be voted for a substitute nominee designated by the Board of Directors.

Nominees for the Class of Directors Whose Terms Expire in 2008

BARBARA M. BARRETT

•	Director of the Company since 1999.

•	International business and aviation attorney since 1978.

•	Chairman of the U.S. Advisory Commission on Public Diplomacy since 2003.

•	Fellow at the Institute of Politics at Harvard University in 1999; current member of the Senior Advisory Board.

•	President and Chief Executive Officer of the American Management Association from 1997 to 1998.

•	Deputy Administrator of the Federal Aviation Administration from 1988 to 1989.

•	Vice Chairman of the Civil Aeronautics Board from 1982 to 1985.

•	Director: Exponent, Inc.

•	Trustee of Thunderbird, The Garvin School of International Management

•	Age 54.

FREDERIC M. POSES

•	Director of the Company since 2000.

•	Chairman and Chief Executive Officer of American Standard Companies, Inc. (air conditioning, plumbing and automotive braking systems manufacturer) since January 1, 2000.

•	President and Chief Operating Officer of AlliedSignal, Inc. from 1998 to December 31, 1999.

•	30-year business career spent at AlliedSignal, starting as a financial analyst in 1969 and serving in various capacities including President of the Engineered Materials business beginning in April 1988.

•	Director: American Standard Companies, Inc.; Centex Corporation.

•	Affiliations: National Center for Learning Disabilities; 92nd Street Y (NYC).

•	Trustee: Duke University School of Engineering; Eagle Hill School.

•	Age 62.

LINDA G. STUNTZ

•	Director of the Company since February 2004.

•	Partner in the law firm of Stuntz, Davis & Staffier, P.C. since February 1995.

•	Partner in the law firm of Van Ness Feldman from March 1993 to February 1995.

•	Deputy Secretary of and held senior policy positions in the United States Department of Energy from 1989 to 1993.

•	Associate Minority Counsel and Minority Counsel to the U.S. House of Representatives Energy and Commerce Committee from 1981 to 1987.

•	Director: Schlumberger Ltd.

•	Age 50.

Directors Whose Terms of Office Continue

FERDINAND COLLOREDO-MANSFELD

•	Director of the Company since 1987. Term expires in 2006.

•	Retired Chairman and Chief Executive Officer of Cabot Industrial Trust (real estate investment trust).

•	Chairman and Chief Executive Officer of Cabot Industrial Trust from January 1998 to December 2001.

•	Chairman and Chief Executive Officer of Cabot Partners L.P. (predecessor of Cabot Industrial Trust) from October 1990 to January 1998 and Chairman and Chief Executive Officer of Cabot, Cabot and Forbes Co. from 1986 to 1990.

•	Director: Cabot Properties, Inc.

•	Age 65.

THOMAS E. EVERHART

•	Director of the Company since 1997. Term expires in 2006.

•	President Emeritus, California Institute of Technology since 1997.

•	President and Professor of Electrical Engineering and Applied Physics, California Institute of Technology from 1987 to 1997.

•	Director: Saint-Gobain Corporation; Kavli Foundation.

•	Trustee: California Institute of Technology.

•	Overseer: Harvard University.

•	Affiliations: Corporation for National Research Initiatives; Senior Scientific Advisor, W.M. Keck Foundation.

•	Age 73.

WARREN B. RUDMAN

•	Director of the Company since 1993. Term expires in 2006.

•	Of counsel to the law firm of Paul, Weiss, Rifkind, Wharton & Garrison since January 2003.

•	Partner in the law firm of Paul, Weiss, Rifkind, Wharton & Garrison from January 1992 to December 2002.

•	United States senator from 1980 to January 1992.

•	Director: Allied Waste Industries, Inc.; Boston Scientific Corporation; Collins & Aikman Corporation; several mutual funds managed by Dreyfus Corporation.

•	Age 74.

RONALD L. SKATES

•	Director of the Company since 2003. Term expires in 2006.

•	Private investor since 1999.

•	President and Chief Executive Officer of Data General Corporation (data storage and enterprise solutions supplier) from 1989 to 1999; other positions at Data General Corporation from 1986 to 1989.

•	Partner at Price Waterhouse (now PricewaterhouseCoopers LLP) from 1976 to 1986.

•	Director: State Street Corporation; Courier Corporation.

•	Trustee: Massachusetts General Hospital.

•	Age 63.

JOHN M. DEUTCH

•	Director of the Company since 1998. Term expires in 2007.

•	Institute Professor at the Massachusetts Institute of Technology since 1990.

•	Director of Central Intelligence from 1995 to 1996.

•	Deputy Secretary of Defense from 1994 to 1995.

•	Undersecretary of Defense, Acquisition and Technology from 1993 to 1994.

•	Provost (from 1985 to 1990) and Chairman of the Department of Chemistry (from 1982 to 1985) of the Massachusetts Institute of Technology.

•	Director: Citigroup Inc.; Cummins Engine Company, Inc.; Schlumberger Ltd.

•	Affiliations: Museum of Fine Arts Boston; Resources for the Future; Urban Institute.

•	Age 66.

MICHAEL C. RUETTGERS

•	Director of the Company since 2000. Term expires in 2007.

•	Chairman of EMC Corporation (data storage and management products and services) since January 2004.

•	Executive Chairman of EMC Corporation from January 2001 to January 2004.

•	Chief Executive Officer of EMC Corporation from January 1992 to January 2001.

•	Mr. Ruettgers held a variety of senior executive positions at EMC Corporation from 1988 to 1992.

•	Director: EMC Corporation.

•	Trustee: Lahey Clinic; College of the Holy Cross.

•	Age 62.

WILLIAM R. SPIVEY

•	Director of the Company since 1999. Term expires in 2007.

•	Retired President and Chief Executive Officer of Luminent, Inc. (fiber-optic transmission products).

•	President and Chief Executive Officer of Luminent, Inc. from July 2000 to September 2001.

•	Group President, Network Products Group, Lucent Technologies Inc. from October 1997 to September 2001.

•	Vice President, Systems & Components Group, AT&T Corporation from 1994 to October 1997.

•	Group Vice President and President, Tektronix Development Company, Tektronix, Inc. from 1991 to 1994.

•	Director: Cascade Microtech, Inc.; Lyondell Chemical Co.; Novellus Systems, Inc.; The Laird Group, PLC; ADC Telecommunications, Inc.

•	Age 58.

WILLIAM H. SWANSON

•	Chairman of the Board since January 2004. Term expires in 2007.

•	Director and Chief Executive Officer of the Company since July 2003.

•	President of the Company from July 2002 to May 2004.

•	Executive Vice President of the Company and President of Electronic Systems from January 2000 to July 2002.

•	Executive Vice President of the Company and Chairman and Chief Executive Officer of Raytheon Systems Company from January 1998 to January 2000.

•	32-year business career at the Company including a wide range of leadership positions.

•	Director: Sprint Corporation.

•	Regent: Pepperdine University.

•	Age 56.

STOCK OWNERSHIP

Five Percent Stockholders

The following table lists those persons or groups known to the Company (based solely on filings with the Securities and Exchange Commission) to be the beneficial owner of more than 5% of the Company’s common stock as of December 31, 2004:

Name and Address of Beneficial Owner	Common Stock	Percent of Class
Capital Research and Management Company 333 South Hope Street Los Angeles, CA 90071	39,120,170	8.7%

Management and Directors

The following table contains information regarding the beneficial ownership of shares of Raytheon’s common stock as of February 1, 2005 for (a) each director and nominee for director, (b) the four most highly compensated officers who are not also directors, and (c) the directors, nominees and all executive officers as a group. No individual director or nominee for director or named executive officer beneficially owns 1% or more of the outstanding shares of common stock. The directors and executive officers as a group own less than 1% of the outstanding shares of common stock.

Name	Number of Shares and Nature of Beneficial Ownership

(a)
William H. Swanson	1,304,985	(1)(2)(7)(9)
Barbara M. Barrett	11,360	(3)
Ferdinand Colloredo-Mansfeld	22,144	(3)(4)
John M. Deutch	12,090	(3)
Thomas E. Everhart	10,615	(3)
Frederic M. Poses	13,785	(3)
Warren B. Rudman	17,721	(3)(4)(5)
Michael C. Ruettgers	18,871	(3)
Ronald L. Skates	9,460	(3)(6)
William R. Spivey	18,360	(3)
Linda G. Stuntz	2,860	(3)
John H. Tilelli, Jr.	4,960	(3)

(b)
James E. Schuster	286,657	(1)(2)(7)
Jay B. Stephens	189,205	(1)(2)(7)
Edward S. Pliner	145,312	(1)(2)(7)
Louise L. Francesconi	172,124	(1)(2)(7)

(c)
All directors, nominees for director and executive officers as a group (30 persons)	3,494,725	(1)(2)(7)(8)(9)

(1)	Includes shares which the beneficial owner has the right to acquire upon the exercise of stock options as follows: Mr. Swanson—943,193; Mr. Schuster—163,470; Mr. Stephens—126,632; Mr. Pliner—118,598; Ms. Francesconi—142,342; all executive officers as a group—2,484,772.
(2)	Includes shares held in the Raytheon Savings and Investment Plan and the Raytheon Excess Savings Plan as follows: Mr. Swanson—14,121; Mr. Schuster—5,425; Mr. Stephens—2,511; Mr. Pliner—2,685; Ms. Francesconi—8,944; all executive officers as a group—76,368.

(3)	Includes restricted stock issued under the 1997 Nonemployee Directors Restricted Stock Plan: Ms. Barrett and Messrs. Colloredo-Mansfeld, Deutch, Everhart, Poses, Ruettgers, Spivey and Tilelli—4,960 shares each; Mr. Rudman—6,860 shares; Mr. Skates—3,960 shares; and Ms. Stuntz—1,860 shares.
(4)	Includes 5,971 shares held in trust for the benefit of the individual director. Each director has the power to vote the shares held for his account. The shares were issued pursuant to the Company’s Deferral Plan for Directors.
(5)	Excludes shares held by any of the mutual funds of Dreyfus Corporation. As a director of several funds managed by Dreyfus Corporation, Mr. Rudman shares voting and investment power in the shares held by such funds with the other directors of those funds and with the directors of the Dreyfus Corporation. Mr. Rudman disclaims beneficial ownership of all such shares.
(6)	Includes 1,000 shares held in trust as to which Mr. Skates disclaims beneficial ownership.
(7)	Includes restricted shares over which the beneficial owner has voting power as follows: Mr. Swanson—195,000; Mr. Schuster—93,000; Mr. Stephens—43,000; Mr. Pliner—16,000; Ms. Francesconi—15,000; all officers and directors as a group—565,694.
(8)	Includes 11,942 shares held in trust and over which the individuals have voting power. Also includes vested deferred compensation equivalent to 2,000 shares of common stock attributable to an executive officer.
(9)	Includes vested deferred compensation equivalent to 94,916 shares of Raytheon common stock. Excludes unvested deferred compensation equivalent to 33,334 shares of common stock attributable to Mr. Swanson.

EXECUTIVE COMPENSATION

Set forth below is information concerning the annual and long-term compensation for the Company’s Chief Executive Officer and the four other most highly compensated executive officers for the fiscal years ending December 31, 2004, 2003 and 2002.

Summary Compensation Table

		Annual Compensation			Long-Term Compensation		All Other Compensation($)(4)
Name and Principal Position	Year	Salary($)	Bonus($)	Other Annual Compensation($)(2)	Restricted Stock Awards($)(3)	Securities Underlying Options(#)
William H. Swanson	2004	970,387	$2,000,000	211,269	2,301,650	—	148,859
Chairman and Chief	2003	858,090	1,355,000	153,284	3,939,000	265,300	172,298
Executive Officer	2002	670,280	1,100,000	89,448	—	246,100	391,834

James E. Schuster	2004	494,218	$655,000	102,835	637,380	—	47,144
Executive Vice President	2003	456,243	600,000	66,384	2,272,500	94,900	51,246
and CEO Raytheon	2002	424,044	600,000	276,313	385,200	89,000	198,176
Aircraft Company

Jay B. Stephens(1)	2004	543,903	$600,000	5,134	637,380	—	49,238
Senior Vice President	2003	516,358	500,000	29,202	—	99,900	83,742
and General Counsel	2002	105,772	200,000	8,498	2,186,250	140,000	97,689

Edward S. Pliner	2004	484,378	$525,000	4,839	531,150	—	11,835
Senior Vice President	2003	452,791	375,000	2,796	—	86,900	29,433
and Chief Financial Officer	2002	363,727	200,000	—	113,760	93,800	22,167

Louise L. Francesconi(1)	2004	415,699	$450,000	9,515	531,150	—	33,192
Vice President and	2003	392,013	327,000	6,694	—	50,200	30,921
President, Missile Systems	2002	370,468	300,000	—	—	46,300	32,488

(1)	Mr. Stephens was elected Senior Vice President and General Counsel effective October 7, 2002. Ms. Francesconi was designated an executive officer of the Company in September 2002 in connection with the reorganization of the Company’s defense businesses.
(2)	For all years, the amounts shown for Messrs. Stephens and Pliner and Ms. Francesconi are solely attributable to reimbursements for tax payments. For all years, the perquisites furnished to Messrs. Stephens and Pliner and Ms. Francesconi did not exceed the lesser of $50,000 or 10% of his or her total annual salary and bonus.
For Mr. Swanson, the amounts shown include reimbursements for tax payments in each of 2004, 2003 and 2002 and perquisites as follows:
2004: $88,793 for personal use of Company aircraft and $38,523 for personal use of Company-leased automobiles.
2003: $73,285 for personal use of Company aircraft and $30,541 for personal use of Company-leased automobiles.
For Mr. Schuster, the amounts shown include reimbursements for tax payments in each of 2004, 2003 and 2002 and perquisites as follows:
2004: $67,760 for personal use of Company aircraft and $11,768 for personal use of a Company-leased automobile.
2003: $27,969 for personal use of Company aircraft and $14,329 for personal use of a Company-leased automobile.
2002: $67,114 for personal use of Company aircraft and $26,807 for personal use of a Company-leased automobile.

The amounts reported in this column for 2003 and 2002 differ somewhat from the amounts reported in prior proxy statements because of a change in the Company’s valuation methodology for perquisites. In 2004, the perquisites provided to the named executive officers were valued on the basis of the aggregate incremental cost to the Company. In 2003 and 2002, certain perquisites were valued based on incremental cost while others were valued on the basis of the imputed income to the named executive officer. The Company has recalculated the value of those perquisites previously valued on an imputed income basis and restated the amounts as necessary so that all amounts are shown on a consistent basis.
(3)	The amounts shown are the value of the restricted stock awards on the date of grant. The executive is not entitled to the cash amount shown in the year the restricted stock award is made. Each award vests over time and is subject to the executive remaining employed by the Company. Dividends are paid on the restricted stock shown.
On June 23, 2004, each of the named executive officers was awarded the following number of shares of restricted stock: Mr. Swanson—65,000; Mr. Schuster—18,000; Mr. Stephens—18,000; Mr. Pliner— 15,000; and Ms. Francesconi—15,000. The awards vest one-third per year on each of the second, third and fourth anniversaries of the grant date.
On April 23, 2003, Mr. Swanson was awarded a restricted stock grant consisting of 130,000 shares and Mr. Schuster was awarded a restricted stock grant of 75,000 shares. Mr. Swanson’s award vests one-third on each of July 1, 2005, July 1, 2007 and July 1, 2009. Mr. Schuster’s award vests one-third on each of the first, second and third anniversaries of the date of grant.
On October 7, 2002, Mr. Stephens was awarded a restricted stock grant consisting of 75,000 shares. This award vests one-third on each of the first, second and third anniversaries of the date of grant.
On February 21, 2002, Mr. Pliner was awarded a restricted stock grant consisting of 3,000 shares. This award vested one-third on each of the first, second and third anniversaries of the date of grant.
On January 23, 2002, Messrs. Swanson and Schuster were awarded restricted stock grants consisting of 9,600 shares and 12,000 shares, respectively. The award to Mr. Swanson was made under a performance-based incentive program for services rendered during 2001. Mr. Swanson’s award vested in February 2002. Mr. Schuster’s award vested one-third on each of the first, second and third anniversaries of the grant date.
The number and value, based on $38.83, the closing price of the Company’s common stock on December 31, 2004, of the aggregate restricted stock and unit holdings of each named executive is as follows: Mr. Swanson—428,334 shares, $16,632,209; Mr. Schuster—157,000 shares, $6,096,310; Mr. Stephens—103,000 shares, $3,999,490; Mr. Pliner—76,000 shares, $2,951,080; and Ms. Francesconi—75,000 shares, $2,912,250. The number of restricted shares for each named executive officer includes the maximum number of shares that may be issued upon achievement of all performance goals under the Company’s 2004 Long-Term Performance Plan. For a description of the restricted stock unit awards made to the named executive officers under the 2004 Long-Term Performance Plan, see the Long-Term Incentive Plan—Awards in Last Fiscal Year table on page 21 of this proxy statement.
(4)	For 2004, the amounts include: (a) life insurance premiums paid by the Company (Mr. Swanson—$3,961; Mr. Schuster—$1,699; Mr. Stephens—$5,806; Mr. Pliner—$1,959; and Ms. Francesconi—$1,439); (b) excess executive liability insurance premiums paid by the Company (Mr. Swanson—$1,875; Mr. Schuster—$675; Mr. Stephens—$675; Mr. Pliner—$675; and Ms. Francesconi—$675); (c) business travel accident insurance premiums paid by the Company of $1.46 with respect to each of the named executive officers; (d) Company contributions of $1,000 for each executive under the Company’s Stock Ownership Plan; (e) Company contributions of $8,200 for each executive under the Company’s Savings and Investment Plan; (f) Company contributions under the Company’s Excess Savings Plan (Mr. Swanson—$85,616; Mr. Schuster—$35,569; Mr. Stephens—$33,556; Mr. Pliner—$0; and Ms. Francesconi—$21,508); and (g) relocation expenses (Mr. Swanson—$3,006). Additional life insurance premiums paid by the Company in each of 2003 and 2002 for Mr. Stephens ($2,412 and $269) and Mr. Pliner ($726 and $375) were inadvertently omitted from the summary compensation table in the 2004 proxy statement. The disclosure in the table has been restated to include these amounts.

The amount shown for Mr. Swanson includes $44,475, representing the difference between the market rate and the actual interest rate for the relocation loan described on page 4 under the heading “Certain Relationships and Related Transactions.” The amounts shown for Mr. Swanson and Ms. Francesconi include $725 and $369, respectively, representing the difference between the market rate and the actual interest rate for the pay advances described on page 4 under the heading “Certain Relationships and Related Transactions.”

Long-Term Incentive Plans—Awards In Last Fiscal Year(1)

Name	No. of Shares, Units or Other Rights(2)	Performance or Other Period Until Maturation or Payout	Estimated Future Payouts Under Non-Stock Price-Based Plans
			Threshold (#)(3)	Target (#)	Maximum (#)
William H. Swanson	—	1/1/04 – 12/31/06	25,000	100,000	200,000
James E. Schuster	—	1/1/04 – 12/31/06	7,500	30,000	60,000
Jay B. Stephens	—	1/1/04 – 12/31/06	7,500	30,000	60,000
Edward S. Pliner	—	1/1/04 – 12/31/06	7,500	30,000	60,000
Louise L. Francesconi	—	1/1/04 – 12/31/06	7,500	30,000	60,000

(1)	This table provides information about the participation of the named executive officers in a long-term equity compensation program called the 2004 Long-Term Performance Plan (LTPP). The 2004 LTPP program operates under, and awards were made pursuant to, the Company’s 2001 Stock Plan. All shares issued in settlement of awards will be issued pursuant to the 2001 Stock Plan. Under this plan, the named executive officers were awarded restricted stock units which entitle them to the right to earn shares of common stock upon the attainment of certain performance goals over a three-year performance period. The awards will settle in shares of common stock of the Company based upon the Company’s performance over a cumulative three-year period with respect to internal free cash flow and total shareholder return relative to a peer group. These two performance metrics are independent of each other and equally weighted. If the Company’s performance with respect to each of the two metrics fails to meet the threshold, then the awards will not vest and no shares will be issued pursuant to the awards. If the Company’s performance with respect to either or both of the two metrics meets or exceeds the threshold, then a varying amount of shares up to the maximum will be earned. Dividend equivalents will accrue on the restricted stock units and be paid in shares of common stock upon settlement.
(2)	The actual number of shares to be issued upon settlement at the end of the three-year performance period, if any, cannot be determined because the shares earned by the named executive officers will be based upon the future performance of the Company depending upon cumulative internal free cash flow and the future performance of the Company compared to the future performance of a peer group with respect to total shareholder return.
(3)	If the Company does not meet the threshold performance in both metrics, then no shares will be earned pursuant to restricted unit awards. To the extent that the Company’s performance with respect to either or both of the two metrics meets or exceeds the threshold, then a varying amount of shares up to the maximum will be earned.

Aggregated Option/SAR Exercises In Last Fiscal Year

And Fiscal Year-End Option/SAR Values

Name	Number of Securities Underlying Options Exercised		Value Realized	Securities Underlying Unexercised Options at Fiscal Year End		Value of In-the-Money Options at Fiscal Year End(1)
				Exercisable	Unexercisable	Exercisable	Unexercisable
William H. Swanson	23,698		$71,662	943,193	291,935	$6,864,197	$1,995,722
James E. Schuster	—		—	163,470	112,103	1,061,830	727,747
Jay B. Stephens	—		—	126,632	113,268	1,152,794	993,822
Edward S. Pliner	—		—	118,598	119,802	1,122,946	941,520
Louise L. Francesconi	72,812	(2)	1,131,768	142,342	60,835	532,322	407,995

(1)	Based on $38.82, the fair market value per share on December 31, 2004.
(2)	Options exercised pursuant to Rule 10b5-1 trading plans.

The following report of the Management Development and Compensation Committee and the performance graphs shall not constitute soliciting material and shall not be deemed to be incorporated by reference into any other filing under the Securities Act of 1933 or under the Securities Exchange Act of 1934, including by any general statement incorporating this proxy statement except to the extent the Company specifically incorporates this information by reference, and shall not otherwise be deemed filed under such Acts.

MANAGEMENT DEVELOPMENT AND COMPENSATION COMMITTEE

REPORT ON EXECUTIVE COMPENSATION

The Management Development and Compensation Committee reviews and oversees the Company’s compensation programs, including equity compensation plans. In this regard, the Committee reviews and recommends to the Board of Directors for approval corporate goals and objectives used in establishing compensation for the Company’s Chief Executive Officer and the other executive officers for whom compensation is disclosed in the Summary Compensation Table on pages 19 - 20 of this proxy statement (the Named Executive Officers). The Committee evaluates annually the performance of the CEO and the Named Executive Officers and makes recommendations to the Board of Directors with respect to all forms of compensation, including base salary and annual short and long-term incentive awards (cash and equity), with respect to these executive officers. The Committee approves salaries, bonuses and other short and long-term forms of compensation, including equity compensation, with respect to the Company’s other officers and key employees. The Committee’s Charter, published on the Company’s web site, reflects the Committee’s duties and responsibilities. The Committee periodically reviews the adequacy of its Charter and, if the Committee deems it necessary, recommends changes to the Board of Directors for approval. The Committee consists entirely of independent directors as defined by the Board in the Company’s Governance Principles (published on the Company’s web site) and New York Stock Exchange listing standards.

Compensation Philosophy

We believe that the Company’s compensation program should align executive compensation with the Company’s business strategy and management initiatives and the overall performance of the Company. The Company’s compensation program is designed to attract, retain, motivate and reward executive leadership of a caliber and level of experience necessary to achieve the overall business objectives of the Company. We support an integrated, performance-oriented compensation program that balances short- and long-term objectives to enhance shareholder value and place Company executives in a responsible competitive range of total compensation considering the magnitude of business operations, strategic accomplishments, and Company performance. The Company’s executive compensation program is designed to increase the total portion of cash and incentive compensation at risk at higher levels of leadership and to link compensation more closely to the Company’s performance. Individual compensation is established based upon the contribution the executive has made to attain the Company’s short-term and strategic performance objectives, as well as the executive’s other current year compensation, awards and anticipated future contribution.

The Committee has engaged an outside compensation consultant that provides information regarding current industry and marketplace compensation practices and analysis of individual compensation compared to the external market. The Committee believes that the Company’s most direct competitors for talent are not necessarily all of the companies that would be included in a peer group established to compare shareholder returns. Therefore, our compensation peer group (our Peer Group) is not made up of the same companies as the peer group index in the Performance Graphs on pages 26 - 27 of this proxy statement. Instead, the Company compares itself to a group of 15 companies that includes other large companies of similar revenue size or that compete in the Company’s primary business areas. The Peer Group is subject to change from time to time.

Executive Compensation

The Company’s executive compensation programs consist primarily of the following integrated components: base salary, annual incentive awards and long-term incentive awards. In setting overall executive compensation, we review Company performance in five areas: financial, operational, Six Sigma, customer satisfaction and people. Further, we take into consideration external marketplace forces, as well as the attainment of both operational short-term and Company-wide long-term objectives that may not be reflected in the current period’s earnings and stock performance.

Base Salary.    Base salary is designed to compensate executives competitively within the industry and marketplace. When establishing base rates of pay for executives, we consider marketplace data for comparable positions within the Company’s Peer Group and the relative performance and contribution of each executive to the business. Annually, we review and recommend to the independent directors as a group the base salary level for the Chief Executive Officer. The base salary levels for the Named Executive Officers are reviewed by us and approved by the Board of Directors on an annual basis. Base salaries for the other officers and key employees of the Company are reviewed by us and approved annually to ensure competitiveness. Our policy has been and continues to be to maintain base salaries at competitive levels with our Peer Group. To achieve that goal, we review an annual analysis of Peer Group salaries prepared by our outside consultant in connection with establishing base salaries for other officers and key employees.

Annual Incentives.    Annual incentive awards provide a direct link between executive compensation and the Company’s overall performance. Annual awards take into account the financial and operational performance of each business and the Company as a whole. We also consider strategic acquisitions which complement and add value to the Company’s core businesses, and the successful divestiture of non-core businesses. We also assess executive performance on the basis of the Company’s standards of ethical business conduct, leadership competencies, Six Sigma, customer satisfaction and human resource processes.

Officers, including the CEO and the Named Executive Officers, and key employees participate in a Results Based Incentive (RBI) program which is designed to focus management attention and effort on the attainment of pre-established performance metrics. The RBI program, which offers eligible employees the opportunity to earn variable compensation, is a discretionary incentive program administered by the Committee. We reserve the right at any time to adjust funding for the program and, in our sole discretion, to interpret, amend or modify the program. Participation in the RBI program is not a guarantee of payout. The specific financial metrics established at the corporate and business levels during 2003 with respect to the 2004 RBI plan year are: free cash flow, operating profit from continuing operations, working capital turns, net revenue, and bookings. We assign an equal weight to each of these metrics.

Individual awards under the Company’s RBI program reflect an executive’s contribution to the Company’s achievement of established financial and performance goals, plus the successful management of human resources and the furtherance of ethical business behavior and leadership competencies. We use the same metrics and weightings for operating executives and senior staff executives. In every case, we consider the executive’s contribution to the overall leadership of the Company, specific human resource processes and the degree of difficulty of challenges in his or her current position.

The Named Executive Officers received incentive awards based on our review of their compensation positions relative to the marketplace and our Peer Group, attainment of the specific financial and performance metrics set forth above, and the executives’ accomplishment of individual performance objectives established prior to the beginning of the compensation year. Based in part upon the analysis of our outside compensation consultant, individual incentive target awards were established for the CEO and each executive officer and key employee in 2003 with respect to 2004. Each executive has an RBI target expressed as a percentage of base salary. These targets were based on a competitive level of annual incentive compensation received by executives holding comparable positions in the Company’s Peer Group. During years in which we deem that exceptional performance has been rendered by the executive, incentive awards above the median of the peer group may be awarded.

Long-Term Incentives.    In response to changes in the marketplace, restricted stock and restricted stock units replaced stock options as the Company’s principal vehicle for long-term incentive compensation in 2004. These awards link management decision-making with the Company’s strategic business plan and long-term Company performance, and align the executive’s interest with those of the stockholders.

Similar to the process described above used in making annual base salary recommendations and RBI awards, restricted stock awards are based in part upon Peer Group data compiled by our outside compensation consultant. The size of each executive’s award is determined by considering data for comparable positions in the Company’s Peer Group. Award recommendations also are made on the basis of an executive’s level of responsibility, value to the organization, contribution to the overall management of the Company and, as appropriate, the organization’s or function’s effective performance.

Awards are subject to certain restrictions for a stated period of time after the award is made, typically four years. We believe that the award of restricted stock encourages executive officers to manage the Company from the perspective of an owner with an equity stake in the business. In addition, restricted stock awards serve as a strong device for retaining leaders, since a leader who leaves the Company forfeits the restricted portion of the award.

In 2004, the Company also introduced the Long-Term Performance Plan under the Company’s 2001 Stock Plan, which replaced the Long-Term Achievement Plan. The Long-Term Performance Plan is designed to promote leadership teamwork toward achieving common performance goals and to foster an effective link between long-term rewards and performance against internal and external goals, as well as to create shareholder value. This plan provides awards of restricted stock units which vest when specific pre-established levels of Company performance are achieved over a three-year performance cycle and are settled in Raytheon common stock. The 2004 - 2006 performance goals, which are independent of each other and are equally weighted, are based on two metrics: internal cumulative free cash flow over a three-year period and total shareholder return relative to a peer group over a three-year period. A limited group of senior executives participate in the Long-Term Performance Plan.

The Company’s overall compensation program includes other types of perquisites. For dollar amounts and descriptions of the other compensation, including reportable perquisites, that the CEO and the Named Executive Officers received during 2004, please refer to the Summary Compensation Table and footnotes on pages 19 - 20 of this proxy statement. Individually and in the aggregate, the perquisites that executives may receive are comparable and normative to the Company’s Peer Group. Types of benefits available to executive officers and other key employees may include a car allowance, financial planning services, participation in the Company’s Deferred Compensation Plan (which allows an executive to defer a portion of his or her RBI), participation in the Company’s Supplemental Executive Retirement Plan, and benefits under the Company’s Severance Policy and Change in Control Policy. In addition, executives participate in the

Company’s insurance programs, including business travel insurance and life insurance, health benefits and the Raytheon Savings and Investment Plan and Excess Savings Plan.

Section 162(m) of the Internal Revenue Code generally disallows a tax deduction to public companies for compensation over $1 million paid to its chief executive officer and its four other most highly compensated executive officers. However, qualifying performance-based compensation will not be subject to the deduction limit if certain requirements are met. To maintain flexibility in compensating executives, we reserve the right to use our judgment to authorize compensation payments that may be subject to the limit when we believe that such payments are appropriate and in the best interests of Raytheon and its stockholders, after taking into consideration changing business conditions and the performance of its employees.

Stock Ownership Guidelines.    During 2004, the Committee recommended and the Board adopted stock ownership guidelines applicable to officers of the Company. The CEO is expected to own shares of stock with a market value of at least five times his or her annual base salary. Other officers, depending upon seniority, are expected to own shares of stock with a market value between one and three times their annual base salaries. Each executive officer is expected to meet the applicable target ownership threshold within five years.

CEO Compensation

The compensation of Raytheon’s CEO historically has been based on two factors—performance and comparability to CEOs of the companies contained in the Company’s Peer Group. William H. Swanson has been CEO since July 2003. The establishment of Mr. Swanson’s annual goals and objectives, as well as his compensation, adheres to the principles and processes described above with respect to the Company’s executive officers.

Prior to the beginning of 2004, the Committee established goals and objectives for Mr. Swanson, including the Company’s financial and operational performance, Raytheon Six Sigma initiatives, customer satisfaction and people metrics. After the end of the year, the Committee evaluated Mr. Swanson’s performance with respect to each individual goal or objective.

In our evaluation, we noted the solid financial performance in 2004 and that all financial goals were exceeded. Mr. Swanson effectively drove enterprise-wide focus on customer satisfaction and internal accountability and alignment with the Company’s operational and strategic goals. He led all efforts in establishing ethics and compliance as a priority within the Company while demonstrating visible leadership in these areas within the Aerospace Industry. Mr. Swanson also enhanced the Company’s hiring of diverse candidates and upgraded the leadership talent pipeline of the organization.

In establishing the CEO’s total annual compensation, the Committee reviewed compensation information, with dollar amounts, with respect to the CEO’s base salary, bonus and short and long-term incentives. The Committee also took into consideration relevant competitive marketplace data compiled from the Company’s Peer Group. Based on this review, the Committee finds the CEO’s total compensation in the aggregate to be reasonable and not excessive.

Base Salary.    The current base salary of William H. Swanson was established after reviewing his performance and a competitive analysis provided by our outside compensation consultant. The base salary Mr. Swanson receives is slightly below the 50th percentile of the Company’s Peer Group.

Annual Incentive Award.    After we concluded our evaluation of Mr. Swanson’s performance within each goal, we established Mr. Swanson’s annual incentive award. We noted that the Company exceeded its financial goals for 2004. We also took into consideration Mr. Swanson’s success in focusing on customer satisfaction and internal accountability as well as his efforts to place ethics and compliance as a high priority in every area of the Company’s operations.

Long-Term Incentives

Restricted Stock.    In January 2004, the Committee recommended that the Board approve a target award of 100,000 performance-based restricted stock units for Mr. Swanson under the 2004-2006 Long-Term Performance Plan. These units will vest and settle in shares of the Company’s common stock upon the attainment of the performance goals described above. In May 2004, the Committee also recommended that the Board approve an award of 65,000 shares of restricted stock under the annual restricted stock program. These shares will vest one third per year on the second, third and fourth anniversaries of the grant date.

Submitted by the Management Development and Compensation Committee

Warren B. Rudman—Chair, Barbara M. Barrett, Ferdinand Colloredo-Mansfeld

and Michael C. Ruettgers

PERFORMANCE GRAPHS

The following graphs provide an indicator of total stockholder returns for Raytheon as compared with the S&P 500 Stock Index and the S&P Aerospace & Defense Index, weighted by market value at each measurement point.

The first graph covers the period from January 1, 2000 through May 14, 2001, the last date on which Raytheon’s Class A and Class B shares traded on the New York Stock Exchange prior to reclassification into a single new class of shares of common stock. The second graph covers the period from May 15, 2001 through December 31, 2004 and shows the performance of Raytheon’s single class of common stock.

Company / Index	1/1/2000	12/31/2000	05/14/2001
Class A Shares	100	120.98	124.43
Class B Shares	100	120.96	115.42
S&P 500 Index	100	90.90	86.45
S&P Aerospace & Defense Index	100	125.38	129.03

Assumes $100 invested on January 1, 2000 in Raytheon Class A and Class B shares, the S&P 500 Index and the S&P Aerospace & Defense Index and the reinvestment of dividends.

Company/Index	5/15/2001	12/31/2001	12/31/2002	12/31/2003	12/31/04
Raytheon Common Stock	100	112.98	109.60	110.04	145.47
S&P 500 Index	100	92.66	72.18	92.88	102.99
S&P Aerospace & Defense Index	100	79.92	75.82	93.33	108.26

Assumes $100 invested on May 15, 2001 in Raytheon common stock, the S&P 500 Index and the S&P Aerospace & Defense Index and the reinvestment of dividends.

PENSION PLANS

Raytheon sponsors the Raytheon Company Pension Plan for Salaried Employees (the Pension Plan), a non-contributory pension plan that covers most of its salaried employees and executive officers, including Messrs. Swanson, Schuster, Stephens and Pliner. Ms. Francesconi is covered by the Raytheon Non-Bargaining Retirement Plan. Pension benefits under the Pension Plan are based on final average compensation. The Pension Plan is Company-funded and since 1981 has not required or permitted employee contributions. Benefits under the Pension Plan are a percentage of final average compensation based on the following formula, and reduced by the same percentage of the employee’s estimated primary social security benefit:

1.8% for each of the first 20 years of benefit service; and

1.2% for each year of benefit service thereafter.

Final average compensation is based on the 60 highest consecutive months of compensation in the final 120 months of employment and includes base salary and annual bonus awards. Federal laws place limitations on compensation amounts that may be included under qualified benefit plans. In 2004, up to $205,000 in eligible base salary and annual bonus could be included in the calculation of pensions under the Company’s qualified plans. The normal retirement age under the Pension Plan is 65; however, employees who are at least 55 with at least 10 years of service can retire with reduced benefits. There is no reduction for employees who retire at age 60 or older with at least 10 years of service.

The standard form of benefit for married participants is a 50% joint and survivor annuity. The standard form of benefit for single participants is a single life annuity. Both married and single participants can elect other optional forms of payment, including a 10-year certain and continuous benefit and joint and survivor annuities of 50%, 66 2/3%, 75% and 100%.

The following table shows the estimated annual retirement benefits in straight life annuity amounts payable to salaried employees on normal retirement at age 65 under the Pension Plan and the Raytheon Excess Pension Plan, a separate, partially funded plan. The Raytheon Excess Pension Plan provides benefits that would have to be provided under the Company’s qualified pension plans but for certain Internal Revenue Code limitations on qualified benefit plans.

Annual Estimated Benefits Under the Raytheon Salaried Pension Plan

and Raytheon Excess Pension Plan

Final Average Compensation	Years of Credited Services at Age 65
	15 Years	20 Years	25 Years	30 Years	40 Years
$ 200,000	$54,000	$72,000	$84,000	$96,000	$120,000
400,000	108,000	144,000	168,000	192,000	240,000
600,000	162,000	216,000	252,000	288,000	360,000
800,000	216,000	288,000	336,000	384,000	480,000
1,000,000	270,000	360,000	420,000	480,000	600,000
1,200,000	324,000	432,000	504,000	576,000	720,000
1,400,000	378,000	504,000	588,000	672,000	840,000
1,600,000	432,000	576,000	672,000	768,000	960,000
1,800,000	486,000	648,000	756,000	864,000	1,080,000
2,000,000	540,000	720,000	840,000	960,000	1,200,000
2,500,000	675,000	900,000	1,050,000	1,200,000	1,500,000
3,000,000	810,000	1,080,000	1,260,000	1,440,000	1,800,000
3,500,000	945,000	1,260,000	1,470,000	1,680,000	2,100,000
4,000,000	1,080,000	1,440,000	1,920,000	1,920,000	2,400,000

These estimates will be reduced by a percentage of the employee’s primary social security benefit that is equal to the percentage of final average salary used to determine the amounts listed in the table.

Louise L. Francesconi is covered by the contributory part of the Raytheon Non-Bargaining Retirement Plan and the Raytheon Excess Pension Plan. The Raytheon Non-Bargaining Retirement Plan covers people who became Raytheon employees when Raytheon merged with Hughes Aircraft in 1997. The contributory part of the plan requires employee contributions and provides benefits equaling an initial pension of at least 1.75% of the employee’s final average compensation for each year of credited service, reduced by 1.5% of the employee’s Social Security benefit payable at age 65 for each year of credited service. An employee retiring directly from Raytheon will be entitled immediately to 100% of the pension earned at age 65, provided that both of the following requirements are satisfied: (1) the employee’s age at termination of Raytheon employment is at least 55; and (2) the employee’s age plus continuous service at termination (both measured in full years) is at least 75. Unless both of those requirements are satisfied, the employee starting his or her pension before 65 will be entitled only to a pension reduced for early commencement. Final average compensation under the contributory part of the Raytheon Non-Bargaining Retirement Plan is the average of compensation in the highest five twelve-month periods out of the last ten twelve-month periods of employment.

The years of credited service as of December 31, 2004 for each of the named executive officers covered by the Pension Plan were as follows: William H. Swanson—31.3 years; James E. Schuster—4.3 years; Jay B. Stephens—1.2 years; Edward S. Pliner—3.7 years. Louise L. Francesconi is covered by the contributory portion of the Raytheon Non-Bargaining Retirement Plan and had 17.8 years of credited service under this plan as of December 31, 2004. Covered compensation for the named executive officers is the same as their salary and bonus shown in the Summary Compensation Table on page 19.

The years of credited service for Messrs. Swanson, Schuster, Stephens and Pliner and Ms. Francesconi do not include an additional three years that each is eligible to receive under change in control agreements. More information regarding these change in control agreements may be found below under the heading “Executive Employment Agreements.”

The Company has a supplemental executive retirement plan that covers each of the named executive officers as well as certain other senior Company executives. This plan provides a pension of 35% of final average compensation after 10 years of service and age 55, increasing by 3% of final average compensation for every additional year of service up to a maximum of 50% of final average compensation after 15 years of service and age 60. Amounts payable under this plan will be offset by amounts payable under any other pension plan of the Company or any prior employer and by social security.

Mr. Stephens’ pension will be calculated as follows: 35% of final average earnings after 10 years of service and 50% of final average earnings after 15 years of service with all pension benefits offset by social security and any pension benefit received from a prior employer. In June 2003, the Board of Directors granted Mr. Stephens five additional years of credited service under the Company’s pension plans upon completion of five years of employment with the Company.

Mr. Pliner’s pension will be calculated as follows: 40% of final average earnings (based upon the highest five out of ten final years’ base salary and bonus) offset by social security and any pension benefit received from a prior employer.

EXECUTIVE EMPLOYMENT AGREEMENTS

Mr. Swanson.    In 1995, the Company entered into a change in control agreement with Mr. Swanson. The agreement provides severance pay and continuation of certain benefits upon the occurrence of a change in control of the Company. Generally, a “change in control” means the acquisition by a third party of twenty-five percent or more of the Company’s common stock, the replacement of the majority of the incumbent directors by individuals not approved by a majority of the incumbent Board, certain mergers, or the sale of substantially all the assets or a liquidation of the Company.

In order to receive benefits under the agreement, Mr. Swanson must be terminated from his current position within five years following a change in control of the Company. Benefits under the agreement include: (i) a cash payment of three times Mr. Swanson’s current compensation (including base salary plus targeted bonus); (ii) special supplemental retirement benefits determined as if Mr. Swanson had three years additional credited service under the Company’s pension plans as of the date of termination; and (iii) continuation of fringe benefits pursuant to all welfare, benefit and retirement plans under which Mr. Swanson and his family are eligible to receive benefits for a period of up to three years. In addition, the agreement provides for a gross-up payment if Mr. Swanson is subject to excise taxes on payments made under his agreement.

Mr. Schuster.    The Company has entered into a change in control agreement with Mr. Schuster. The terms of that agreement are substantially similar to the change in control agreement with Mr. Swanson described above; however, in order to receive benefits under the agreement, Mr. Schuster must be terminated within two years following a change in control.

Mr. Stephens.    The Company hired Mr. Stephens in October 2002 as Senior Vice President and General Counsel. In order to encourage Mr. Stephens to leave his previous employer, the Company entered into employment and change in control agreements with Mr. Stephens. The terms of the change in control agreement are substantially similar to the change in control agreement with Mr. Schuster described above. Pursuant to his employment agreement, Mr. Stephens was granted an option to purchase 140,000 shares of common stock, with one-third of the option vesting on each of the first, second and third anniversaries of the date of grant. Also pursuant to Mr. Stephens’ employment agreement, he was awarded 75,000 shares of restricted stock with restrictions lapsing one-third on each of the first, second and third anniversaries of the date of grant. If Mr. Stephens’ employment is terminated for any reason other than for cause, the unvested portions of the stock option award and restricted stock award granted pursuant to his employment agreement will vest in full. In addition, Mr. Stephens’ pension will be calculated as described on page 27 of this proxy statement under the heading “Pension Plans.”

Mr. Pliner.    The Company has entered into employment and change in control agreements with Mr. Pliner. The terms of the change in control agreement are substantially similar to the change in control agreement with Mr. Schuster described above. Pursuant to his employment agreement, Mr. Pliner was granted an option to purchase 25,000 shares of common stock. The option is completely vested. In addition, Mr. Pliner’s pension will be calculated as described on page 27 of this proxy statement under the heading “Pension Plans.”

Ms. Francesconi.    The Company has entered into a change in control agreement with Ms. Francesconi. The terms of that agreement are substantially similar to the change in control agreement with Mr. Schuster described above.

The Company also has an executive severance policy. The policy provides that (i) Mr. Swanson is entitled to receive cash payments equal to 2.99 times his current base salary plus targeted bonus as severance benefits and continuation for three years of fringe benefits pursuant to welfare, benefit and retirement plans if his employment with the Company is terminated other than for cause; and (ii) each of Messrs. Schuster, Stephens and Pliner and Ms. Francesconi are entitled to receive cash payments equal to two times current base salary plus targeted bonus as severance benefits and continuation for two years of fringe benefits pursuant to welfare, benefit and retirement plans if employment with the Company is terminated other than for cause.

The Company also has an executive perquisites policy. The policy provides that each of the named executive officers is entitled to receive the following perquisites: financial planning services of up to $15,000 per year; life insurance coverage of up to five times base salary; excess liability insurance coverage of up to $5 million; participation in the Executive Health Program (benefits of up to $2,000 per year); participation in the Executive Registry (access to medical services); car allowance of up to $18,000 per year or use of a leased car with a lease value of up to $18,000 per year; and first class commercial travel for business purposes. The Chief Executive Officer is entitled to excess liability insurance coverage of up to $15 million and a larger car allowance. More information regarding these perquisites may be found in the footnotes to the Summary Compensation Table on pages 19 - 20 of this proxy statement.

EQUITY COMPENSATION PLAN INFORMATION

The following table provides information about the Company’s equity compensation plans that authorize the issuance of shares of Company common stock. This information is provided as of December 31, 2004.

Plan Category	(A)	(B)	(C)
	Number of securities to be issued upon exercise of outstanding options, warrants and rights(1)	Weighted average exercise price of outstanding options, warrants and rights(1)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column A)
Equity compensation plans approved by stockholders	37,900,800	$39.48	17,361,300	(2)
Equity compensation plans not approved by stockholders(3)	0		6,400

Total	37,900,800	$39.48	17,367,700

(1)	The table includes the maximum number of shares that may be issued upon settlement of restricted stock units granted pursuant to the 2004 Long-Term Performance Plan (LTPP), which is part of the 2001 Stock Plan. Since the restricted stock unit awards granted under the 2004 LTPP do not have an exercise price, the weighted average exercise price does not take into account the restricted stock unit awards granted under the 2004 LTPP. The material terms of the 2004 LTPP are described in more detail in the Long-Term Incentive Plans—Awards in Last Fiscal Year table on page 21 of this proxy statement.
The table does not include information regarding options that the Company assumed in connection with the acquisitions of the defense businesses of Texas Instruments Incorporated and Hughes Electronics Corporation in 1997. The Company assumed individual options and did not assume any equity compensation plans of either Texas Instruments or Hughes Electronics in connection with the acquisitions. Options that terminate prior to expiration are not available for re-grant. As of December 31, 2004, there were 1,402,100 shares of Company common stock to be issued upon exercise of the assumed options with a weighted average exercise price of $42.88.
(2)	As of December 31, 2004, there were 5,505,500 shares available for stock option grants under the 1995 Stock Option Plan and 11,855,800 shares available for grant as stock options, stock appreciation rights, stock units and restricted stock under the 2001 Stock Plan. The number of shares subject to future awards of stock units or restricted stock under the 2001 Plan may not exceed 1,964,400 shares. If Proposal No. 4 is approved by stockholders, there will be an additional 6,000,000 shares authorized for issuance under the 2001 Plan and the cap on the number of shares of stock units or restricted stock that may be issued will be removed.
(3)	The 1997 Nonemployee Directors Restricted Stock Plan is the only Company equity compensation plan that has not been approved by stockholders. The Nonemployee Directors Plan provides for the grant of restricted stock to directors of the Company who are not employees of the Company at the time of the grant. When the Nonemployee Directors Plan was adopted in November 1996, there were 100,000 shares of common stock authorized and reserved for issuance under the Plan. If Proposal No. 5 is approved by stockholders, there will be an additional 200,000 shares of common stock authorized for issuance under the Plan and the term of the Plan will be extended for an additional five years. As of December 31, 2004, 93,600 shares have been issued pursuant to the Nonemployee Directors Plan. In the event of a change in control of the Company, the shares of restricted stock issued under the Nonemployee Directors Plan will immediately vest in full. Under the Nonemployee Directors Plan, a change in control means that (i) the Company is acquired by merger, consolidation, or asset sale, or (ii) any person becomes, together with its affiliates and associates, the beneficial owner of more than 25% of the Company’s outstanding common stock, without the prior approval of the Board of Directors of the Company, or (iii) the Company is liquidated or dissolved.

The following report of the Audit Committee does not constitute soliciting material and shall not be deemed to be incorporated by reference into any other filing under the Securities Act of 1933 or under the Securities Exchange Act of 1934, including by any general statement incorporating this proxy statement, except to the extent the Company specifically incorporates this information by reference, and shall not otherwise be deemed filed under such Acts.

AUDIT COMMITTEE REPORT

The Audit Committee is comprised entirely of independent directors who meet the independence and experience requirements of the New York Stock Exchange and the Securities and Exchange Commission. The Audit Committee focuses on the following areas:

•	the integrity of the Company’s financial statements;

•	the independence and qualifications of the Company’s independent auditors; and

•	the performance of the Company’s internal auditors and independent auditors.

We meet with management periodically to consider the adequacy of the Company’s internal controls and the objectivity of its financial reporting. We discuss these matters with the Company’s independent auditors and with appropriate Company financial personnel and internal auditors.

As needed, we meet privately with both the independent auditors and the internal auditors, each of whom has unrestricted access to the Committee. We also appoint the independent auditors and review their performance and independence from management. We also regularly review the performance of the internal audit function.

Management has primary responsibility for the Company’s financial statements and the overall reporting process, including the Company’s system of internal controls.

The independent auditors audit the annual financial statements prepared by management, express an opinion as to whether those financial statements fairly present the financial position, results of operations and cash flows of the Company in conformity with generally accepted accounting principles and discuss any issues they believe should be raised with us.

During fiscal year 2004, we reviewed the Company’s audited financial statements and met with both management and PricewaterhouseCoopers LLP (PwC), the Company’s independent auditors, to discuss those financial statements. Management has represented to us that the financial statements were prepared in accordance with generally accepted accounting principles.

During fiscal year 2004, management documented, tested and evaluated the Company’s internal controls pursuant to the requirements of the Sarbanes-Oxley Act of 2002. We were kept apprised of the Company’s progress by management and the independent auditor at each regularly scheduled Committee meeting. Management has provided us with a report on the effectiveness of the Company’s internal controls. We have reviewed management’s and the independent auditor’s evaluation of the Company’s internal controls to be included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2004.

We discussed with PwC matters required to be discussed by Statement on Auditing Standards No. 61 (Communication with Audit Committees). We also discussed with management the significant accounting policies utilized by the Company, the reasonableness of significant judgments and the clarity of disclosures in the financial statements.

PwC issued its independence letter pursuant to Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees) and reported that it is independent under applicable standards in connection with its audit opinion for the Company’s 2004 financial statements. We have discussed with PwC its independence from the Company.

Based on the reviews and discussions with management and the independent auditor referred to above, we recommended to the Board that the Company’s audited financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2004.

Submitted by the Audit Committee

Ronald L. Skates, Chairman, Frederic M. Poses, Michael C. Ruettgers,

William R. Spivey and Linda G. Stuntz

INDEPENDENT AUDITORS: AUDIT AND NON-AUDIT FEES

The following table sets forth the fees billed by PricewaterhouseCoopers LLP for audit, audit-related, tax and all other services rendered for 2004 and 2003.

Type of Fees	2004	2003
Audit Fees(1)	$15.7 million	$7.3 million	(5)
Audit-Related Fees(2)	0.8 million	2.9 million
Tax Fees(3)	2.8 million	3.3 million
All Other Fees(4)	0.3 million	1.7 million
Total:	$19.6 million	$15.2 million

(1)	Represents fees for professional services provided in connection with the audit of the Company’s annual audited financial statements and review of the Company’s quarterly financial statements, advice on accounting matters directly related to the audit and audit services provided in connection with other statutory or regulatory filings. Fiscal year 2004 includes approximately $7.5 million for assurance services provided in connection with the assessment and testing of internal controls pursuant to Section 404 of the Sarbanes-Oxley Act of 2002.
(2)	Represents fees for assurance and related services that are reasonably related to the performance of the audit or review of the Company’s financial statements and not reported under “Audit Fees.” For 2004 and 2003, fees are primarily for support and advice related to accounting and reporting matters and acquisition/divestiture audits.
(3)	Fiscal year 2004 includes approximately: (i) $1.4 million for expatriate tax return services; (ii) $0.8 million for international tax compliance and tax return services; (iii) $0.3 million for domestic tax compliance; and (iv) the remainder primarily for foreign tax planning and consulting services. Services associated with the Company’s expatriate tax program are being transitioned to another public accounting firm for fiscal 2005.
(4)	Fees billed in fiscal year 2004 relate to certain financial information systems implementation services. The services were provided under a contract between the Company and PwC dating back to 1999. These services were discontinued in May 2004 in compliance with auditor independence rules.
(5)	Includes: (i) approximately $0.2 million billed to the Company after publication of the 2004 proxy statement; and (ii) approximately $0.3 million inadvertently omitted from the fee table in the 2004 proxy statement.

PwC recently advised the Company and the Audit Committee that certain expatriate cash handling services related to tax withholding performed for the Company by PwC affiliates in certain foreign jurisdictions, including China and Japan, and certain cash handling services related to payroll tax services performed for the Company by a PwC affiliate in Thailand raised questions regarding PwC’s independence under U.S. auditor independence rules. These services, provided in 2004, 2003 and 2002, have been discontinued. The fees paid to PwC were insignificant. PwC has further advised the Company and the Audit Committee that the provision of these services did not affect its objectivity and impartiality and that PwC remains independent of the Company.

The Audit Committee approves in advance all audit and non-audit services to be provided by the independent auditors. The Chairman of the Audit Committee has the delegated authority from the Committee to pre-approve services. Any such pre-approvals are disclosed to and reviewed with the Audit Committee at its next meeting. The Audit Committee requires the independent auditors and management to report on actual fees charged for each category of service periodically throughout the year.

RATIFICATION OF APPOINTMENT OF

PRICEWATERHOUSECOOPERS LLP

(Item No. 2 on the proxy card)

The Audit Committee of the Board of Directors has reappointed PricewaterhouseCoopers LLP as the independent registered public accounting firm to audit the Company’s financial statements for the fiscal year beginning January 1, 2005. We are asking stockholders to ratify the appointment of

PricewaterhouseCoopers. Representatives of PricewaterhouseCoopers are expected to be present at the annual meeting. They will be given the opportunity to make a statement if they desire to do so, and they will be available to respond to appropriate questions.

In the event that stockholders fail to ratify the appointment of PricewaterhouseCoopers, the Audit Committee may reconsider the appointment. Even if the appointment is ratified, the Audit Committee, in its discretion, may direct the appointment of a different independent registered accounting firm at any time during the year if the Audit Committee determines that such a change would be in the best interests of the Company and its stockholders.

The Board unanimously recommends that stockholders vote FOR ratification of the appointment of PricewaterhouseCoopers as the Company’s independent auditors.

AMENDMENT TO CERTIFICATE OF INCORPORATION TO DECLASSIFY

BOARD OF DIRECTORS

(Item No. 3 on the proxy card)

The Board of Directors has unanimously approved and is recommending that stockholders approve an amendment (the Amendment) to the Company’s Restated Certificate of Incorporation (the Certificate) to eliminate the classified board structure and provide for the annual election of all directors.

Article VI of the Certificate currently provides that the Board of Directors shall be divided into three classes as nearly equal in size as possible, with members of each class serving for three-year terms. In addition, Article VI provides that directors may be removed from the Board only for cause by the holders of a majority of shares of the Company’s outstanding common stock. Article VI also provides that any director elected by the Board to fill a vacancy resulting from the death, resignation, disqualification or removal of a director shall serve until the next annual or special meeting of stockholders. Any director elected as a result of an increase in the size of the board shall serve the remainder of the term of the class of director in which the new directorship was created.

If the Amendment is approved, all directors will be elected annually beginning at the annual meeting in 2006. The terms of all directors, including those directors elected at the 2005 annual meeting, automatically will expire immediately prior to the election of directors at the 2006 annual meeting.

In addition, if the Amendment is adopted, the process by which a vacancy on the board is filled will be clarified to provide that the board may fill a vacancy during the period between annual meetings. Also, the proposed Amendment provides for the removal of a director with and without cause. Under Delaware law, stockholders may be limited to removing a director only for cause if the company has a classified board. However, under Delaware law, if the company elects directors annually, stockholders must have the ability to remove directors with or without cause. Accordingly, we are proposing to amend the Certificate to provide for such a right.

Supporters of classified boards believe that they promote continuity and stability and assist a company in long-term strategic planning. Supporters also believe that classified boards enhance shareholder value and allow a company to respond to a takeover attempt in a reasoned manner. However, some investors view classified boards as reducing directors’ accountability to stockholders. Critics also believe that classified boards discourage takeovers and thus detract from shareholder value.

The Company’s classified board structure was adopted by stockholders in 1985 and approved again in connection with the acquisition of the Hughes defense business in 1997. In the past several years, stockholder proposals to declassify the Company’s board have received majority support. In response, the board carefully considered stockholder views regarding this issue. This year, the board once again evaluated the relative merits of a classified board and determined that the annual election of directors was in the best interest of the Company and its stockholders.

If the Amendment is approved, each director elected at the 2005 annual meeting, and each other director currently in office, will hold office until the

2006 annual meeting. Immediately prior to the election of directors at the 2006 annual meeting, all directors’ terms automatically will expire. Beginning at the 2006 annual meeting, all directors will be elected annually. If the Amendment is not approved, the Board of Directors will remain classified and the directors elected at the 2005 annual meeting will serve three-year terms expiring in 2008. All other directors will continue in office for the remainder of their three-year terms.

The affirmative vote of the holders of at least a majority of shares of the company’s outstanding common stock will be required for approval of the Amendment. The proposed Amendment, marked to show the changes to the relevant sections, is attached to this proxy statement as Appendix B. Deletions are marked as strike outs and additions are underlined. If approved, the Amendment will become effective upon filing with the Secretary of State of the State of Delaware, which the Company intends to do promptly following action by stockholders at the 2005 annual meeting.

The Board of Directors unanimously recommends that stockholders vote FOR the proposal to amend the Company’s Restated Certificate of Incorporation.

PROPOSAL TO AMEND THE 2001 STOCK PLAN

(Item No. 4 on Proxy Card)

The Management Development and Compensation Committee of the Board of Directors approved and recommended to the Board of Directors, and the Board of Directors adopted and recommends that you approve amendments to the Company’s 2001 Stock Plan to:

•	increase the number of shares authorized for issuance under the 2001 Plan from 28,000,000 shares to 34,000,000 shares; and

•	eliminate the cap of 5,600,000 shares on the number of shares of restricted stock and restricted stock units that may be issued under the 2001 Plan.

On February 1, 2001, the Board of Directors adopted the 2001 Plan and on April 25, 2001, the stockholders approved the 2001 Plan. The Board of Directors believes that the 2001 Plan has been of substantial value in attracting and retaining key employees and in stimulating their efforts toward the continued success of the Company. The 2001 Plan:

•	aligns the long-term interests of key employees and stockholders by creating a direct link between key employee compensation and stockholder return;

•	enables key employees to develop and maintain a substantial stock ownership in the Company; and

•	provides incentives to key employees to continue contributing to the success of the Company.

The Board of Directors firmly believes that a broad-based equity compensation program is a necessary retention tool that benefits the Company’s stockholders.

The Committee and the Board reviewed the 2001 Plan and, based on that review, determined that an insufficient number of shares remain available under the 2001 Plan to provide for future awards to the Company’s employees and others who are responsible for the continued success of the Company. In addition, awards under the 2001 Plan have been a mix of stock options and restricted stock and the Committee has determined that eliminating the cap on the number of shares of restricted stock and restricted stock units would provide the Committee with greater flexibility in connection with the types of awards it grants to plan participants and help the Company to remain competitive in the marketplace for qualified employees. The Committee considered the fact that the Company’s 1995 Stock Option Plan will expire in accordance with its terms in March 2005. There remain approximately 6,000,000 shares available for issuance under the 1995 Plan that will not be issued by the expiration date of the 1995 Plan. The Committee therefore determined that the shares available for grant under the expiring 1995 Plan would offset the proposed increase in the number of shares authorized for issuance under the 2001 Plan.

The Board of Directors strongly believes that its compensation programs and their emphasis upon employee stock ownership has been an integral part of the Company’s success and will be important to the Company’s growth, development and future financial success by helping it to continue to attract, retain and motivate employee talent critical to the Company’s long-term performance and stockholder returns.

The 2001 Plan, as amended, is set forth in Appendix C. A summary of the key provisions is set forth below.

Administration.    The 2001 Plan is administered by the Management Development and Compensation Committee. The 2001 Plan grants the Committee full power and authority to take all actions necessary to carry out the purpose and intent of the 2001 Plan including, without limitation, the power to accelerate or otherwise change the time in which an award may be exercised or becomes payable, and to waive, in whole or in part, any restriction or condition with respect to an award, including any restriction or condition with respect to vesting or exercisability of an award following a participant’s termination of service or death. The Committee has delegated authority to (i) the Options Subcommittee of the Committee to select participants and, in a manner consistent with the terms of the 2001 Plan, to determine the number, type and duration of the awards to be granted and the terms and conditions of the award agreements and (ii) the Company’s chief executive officer to grant certain stock options to eligible employees who are not executive officers of the Company.

Eligibility.    Participants under the 2001 Plan may consist of employees, officers, directors and consultants of the Company or its affiliates who, in the opinion of the Committee, are responsible for the continued growth and development and future financial success of the Company. Although the 2001 Plan authorizes the Committee to grant awards to directors and consultants, no such awards have been granted and there is no present intention of doing so under the 2001 Plan. Notwithstanding the foregoing, the Committee reserves the right, in its discretion, to make awards to such persons in the future.

Term.    No award will be granted under the 2001 Plan after January 30, 2011. All awards made under the 2001 Plan prior to such termination of the 2001 Plan will remain in effect until such awards have vested, been satisfied, expired or terminated in accordance with the 2001 Plan and any applicable award agreement.

Shares Available.    When the 2001 Plan was adopted, there were 28,000,000 shares of common stock authorized under the 2001 Plan. As of January 1, 2005, there were approximately 12,000,000 shares of common stock available for awards generally, including approximately 2,000,000 shares of common stock available for restricted stock and restricted stock unit awards, under the 2001 Plan. For more information regarding equity issued pursuant to the Company’s equity compensation plans, please refer to the Equity Compensation Plan Information table on page 31 of this proxy statement. If any award, or portion of any award, under the 2001 Plan expires or terminates unexercised, becomes unexercisable or is forfeited or otherwise terminated as to any shares without the delivery of the shares or other consideration, the shares subject to the award will thereafter be available for future awards under the 2001 Plan. The 2001 Plan provides that the maximum number of shares of stock subject to awards of any combination that may be granted during any one fiscal year of the Company to any one individual is limited to 700,000 shares, subject to certain adjustments.

The Board of Directors has adopted an amendment, and recommends that stockholders approve the amendment, to increase the number of authorized shares issuable under the 2001 Plan to 34,000,000 shares.

Stock Options.    Options granted under the 2001 Plan may be incentive stock options, which qualify for favorable tax treatment for the option holder as described below, or non-statutory stock options. However, options for no more than 14,000,000 shares may be granted as incentive stock options and terms relating to the grant of incentive options must comply with the requirements of Section 422 of the Internal Revenue Code of 1986. As of January 1, 2005, there were approximately 4,000,000 incentive stock options issued under the 2001 Plan. The option price for both incentive stock options and non-statutory stock options may not be less than the fair market value of the Company’s common stock on the date the option is granted. The option price is payable in cash or in common stock of the Company having a fair market value equal to the option exercise price. Except as otherwise stated in the 2001 Plan or in the applicable award agreement, options granted to participants, other than certain officers, are not transferable other than by will or the laws of descent and distribution.

Options may generally only be exercisable by a participant or such participant’s legal guardian or representative. All unexercised options terminate after a certain number of years, as determined by the Committee, but may not be longer than ten years in the case of incentive stock options. Although the 2001 Plan does not provide for the termination of non-statutory options after a certain period of time, the Committee has not granted a non-statutory option under the 2001 Plan with a term that is longer than ten years. The Committee has no present intention to grant any non-statutory options with terms longer than ten years unless in the exercise of the Committee’s fiduciary duties it determines that, under circumstances then existing, it is in the best interest of the Company to do so. Except as otherwise stated in the 2001 Plan and the applicable award agreement, options cannot be exercised by a participant subsequent to his or her termination of service.

Stock Appreciation Rights.    The Committee may grant stock appreciation rights (which we refer to as SARs), either alone or in combination with an underlying stock option, under the 2001 Plan. SARs granted in tandem with or in addition to an option may be granted either at the same time as the option or at a later time, provided that a tandem SAR will not be granted with respect to an outstanding incentive stock option without the participant’s consent. The term of each SAR will be fixed by the Committee. Subject to the terms of the 2001 Plan and the applicable award agreement, SARs entitle the participant to receive a payment having an aggregate value equal to the product of (i) the excess of the fair market value of one share of stock on the exercise date over the base price per share specified in the award agreement (which may not be less than 100% of the fair market value of one share of stock on the date of grant of the SAR), times (ii) the number of shares specified by the SAR, or portion thereof, which is exercised. Payment may be made in cash, in shares or a combination of both at the discretion of the Committee. SARs granted in tandem with options will be exercisable only to the same extent and subject to the same conditions as the related options. SARs may not be sold, assigned, pledged or otherwise transferred except as specifically provided in an award agreement. Although the 2001 Plan authorizes the Committee to grant SARs, no such awards have been granted and there is no present intention of doing so under the 2001 Plan. Notwithstanding the foregoing, the Committee reserves the right, in its discretion, to make awards of SARs in the future.

Restricted Stock and Stock Unit Awards.    The Committee may also award shares under a restricted stock award or restricted stock unit award. A restricted stock award is an award of shares of Company stock, while a restricted stock unit award entitles the recipient to a payment equal to the value of Company stock. Restricted stock unit awards may be settled in shares, cash or a combination thereof. Restricted stock grants and restricted stock unit grants are generally awarded subject to vesting restrictions and conditions, such as remaining with the Company for a predetermined period of time and/or the achievement of pre-established performance goals. If the recipient fails to achieve the designated goals or terminates his or her service prior to the expiration of the vesting period, the award is generally forfeited. Restricted stock awards and restricted stock unit awards, if not sooner terminated, vest upon a participant’s death. Unvested restricted stock awards or restricted stock unit awards may not be sold, assigned, pledged or otherwise transferred except as provided in an award agreement.

The 2001 Plan currently contains a cap of 5,600,000 shares on the number of shares that may be issued pursuant to restricted stock awards or restricted stock unit awards under the 2001 Plan. As of January 1, 2005, there were approximately 3,600,000 shares of restricted stock issued under the 2001 Plan. The Board of Directors has adopted an amendment, and recommends that stockholders approve the amendment, to eliminate the cap in order to provide greater flexibility in granting restricted stock awards and restricted stock unit awards under the 2001 Plan.

Certain Adjustments.    Pro-rata adjustment will be made to the maximum number of shares of stock subject to the 2001 Plan and other share limitations set forth in the 2001 Plan to give effect to stock dividends, stock splits, stock combinations, recapitalizations and other similar changes in capital structure of the Company. Pro-rata adjustments will also be made in the number, kind and price of shares of stock covered by any outstanding award to give effect to such changes in the capital structure of the Company, or a merger, dissolution or reorganization of the Company after the date the award was granted, so that a recipient of an award is treated in a manner equivalent to that of holders of Company stock.

Treatment of Awards on a Change in Control.    The 2001 Plan provides that, upon a Change in Control, each outstanding option or SAR becomes fully exercisable and the restrictions and deferral limitations applicable to any restricted stock award and restricted stock unit award will lapse. A Change in Control generally includes the acquisition by a third party of 20% or more of the Company’s common stock, the replacement of the majority of the incumbent directors by individuals not approved by a majority of the incumbent Board of Directors, certain mergers, the sale of all or substantially all the assets of the Company or a complete liquidation or dissolution of the Company.

Amendment and Termination.    The Committee may amend the 2001 Plan at any time and from time to time, provided that (i) no amendment will deprive any person of any rights granted under the 2001 Plan before the effective date of such amendment, without such person’s consent, (ii) no amendment can increase the maximum number of shares of stock subject to an award under the 2001 Plan, and (iii) amendments may be subject to stockholder approval to the extent needed to comply with applicable law. Notwithstanding the foregoing, the Committee may amend the 2001 Plan and/or any award granted under the 2001 Plan at any time and from time to time, without the consent of affected participants and their beneficiaries, to the extent necessary to cause the 2001 Plan or award to comply with applicable law, stock exchange rules or accounting rules. In addition, the Committee has the right to terminate the 2001 Plan in whole or in part at any time, without the consent of any person granted any rights under the 2001 Plan.

Federal Income Tax Consequences.

Options.    The following is a brief description of the Company’s understanding of the federal income tax consequences applicable to incentive stock options and non-statutory stock options granted under the 2001 Plan. This summary is not intended to constitute tax advice and specifically does not address any state, local or foreign tax consequences.

Incentive Stock Options.    The optionee pays no federal income tax upon the grant or exercise of incentive stock options. If the optionee disposes of the shares within two years after the date of the grant or one year after the date of exercise, the excess of the stock’s fair market value on the date of exercise (or, if less, the amount realized on its sale) over the option price paid at exercise will generally be taxable ordinary income to the optionee. In such a case, the Company will generally receive a deduction equal to the amount of taxable ordinary income to the optionee. If the stock is held beyond such period, any gain or loss realized upon the sale of such stock is treated as long-term capital gain or loss to the optionee and the Company will not receive a tax deduction. In addition, subject to certain exceptions for death or disability, if an incentive stock option is exercised more than three months after termination of employment, the exercise of the option will generally be treated as the exercise of a non-statutory stock option.

The exercise of an incentive stock option will give rise to an item of adjustment that may result in alternative minimum tax liability for the optionee.

Non-statutory Stock Options.    A non-statutory stock option results in no taxable income to the optionee or deduction to the Company at the time it is granted. An optionee exercising such an option will, at that time, realize taxable compensation in the amount of the difference between the option price and the then market value of the shares. A deduction for federal income tax purposes will generally be allowable to the Company in the year of exercise in an amount equal to the taxable compensation realized by the optionee. The optionee’s tax basis in the option shares is equal to the option price paid for such shares plus the amount includable in income upon exercise. At sale, appreciation (or depreciation) after the date of exercise is treated as either short-term or long-term capital gain (or loss) depending upon how long the shares have been held.

Stock Appreciation Rights.    The grant of a SAR does not result in income for the participant or in a deduction for the Company. Upon the exercise of a SAR, the participant recognizes ordinary income and the Company is generally entitled to a deduction measured by the fair market value of the shares plus any cash received.

Restricted Stock.    Except as provided below, a participant will not recognize any taxable income, and the Company will not be allowed a tax deduction, upon the grant of restricted stock; rather, on the date when the restrictions lapse, the participant will recognize ordinary income equal to the fair market value of the shares on that date. Alternatively, the participant may elect, within 30 days after the grant of restricted stock, to recognize ordinary income at the time of the grant, in which event the amount of such ordinary income will be equal to the fair market value of the shares on the date of grant. In either event, at the time the participant recognizes income with respect to the restricted stock, the Company is generally entitled to a deduction in an equal amount.

Stock Unit Awards.    A participant will not recognize any taxable income, and the Company will not be allowed a tax deduction, upon the grant of stock units. Rather, on the date when cash, shares or a combination thereof are delivered to the participant, the participant will recognize ordinary income equal to the amount of any such cash plus the fair market value on that date of any such shares, and the Company will generally be entitled to a deduction in an equal amount.

Limitations on Company Deductions; Consequences of Change of Control.    With certain exceptions, Section 162(m) of the Internal Revenue Code of 1986 limits the Company’s deduction for compensation in excess of $1,000,000 paid to certain covered employees (generally the Company’s chief executive officer and its four other highest-paid executive officers). Compensation paid to covered employees is not subject to the deduction limitation if it is considered “qualified performance-based compensation” within the meaning of Section 162(m) of the Code. If the Company’s stockholders approve the amendments to the 2001 Plan, the Company believes that stock options and SARs granted to covered employees under the 2001 Plan will continue to satisfy the requirements of qualified performance-based compensation and therefore the Company will be entitled to a deduction with respect to stock options and SARs. However, compensation attributable to restricted stock and restricted stock unit awards is not intended to be treated as qualified performance-based compensation as defined in the Code. Therefore, the deduction that the Company might otherwise receive with respect to such awards to covered employees may be disallowed.

In addition, if a Change in Control causes the vesting of awards under the 2001 Plan to accelerate, the participants could, in some cases, be considered to have received “excess parachute payments,” which could subject participants to a 20% excise tax on the excess parachute payments and could result in a disallowance of the Company’s deductions.

Individuals who will participate in the 2001 Plan in the future and the amounts of their awards are to be determined by the Committee, in its discretion, subject to any restrictions outlined above.

The Board of Directors unanimously recommends a vote FOR the proposal to amend the Company’s 2001 Stock Plan.

PROPOSAL TO AMEND THE 1997 NONEMPLOYEE DIRECTORS RESTRICTED STOCK PLAN

(Item No. 5 on the proxy card)

The Management Development and Compensation Committee of the Board of Directors approved and recommended to the Board of Directors, and the Board of Directors adopted and recommends that you approve amendments to the Company’s 1997 Nonemployee Directors Restricted Stock Plan (which we refer to as the Nonemployee Directors Plan) to:

•	increase the number of shares authorized for issuance under the Nonemployee Directors Plan from 100,000 shares to 300,000 shares; and

•	extend the term of the Nonemployee Directors Plan for an additional 5 years.

On November 26, 1996, the Board of Directors adopted the Nonemployee Directors Plan. The Board of Directors believes that the Nonemployee Directors Plan has helped the Company to further the growth, development and financial success of the Company by enabling it to attract and retain nonemployee directors of outstanding ability and, by providing nonemployee directors the opportunity to become owners of the Company’s stock, to more closely align their interests with that of the Company’s stockholders.

The Committee and the Board of Directors reviewed the Nonemployee Directors Plan and, based on that review, determined that an insufficient number of shares are available under the Nonemployee Directors Plan to provide for future grants to nonemployee directors. The Board of Directors believes that it is important that the Company be able to continue to grant restricted stock awards to directors who contribute substantially to the Company’s continued growth, development and future financial success. The Board of Directors believes that the equity compensation component of its director compensation program, through the use of restricted stock awards, has more closely aligned the interests of its directors, as owners of the Company’s stock, with the Company’s stockholders. To that end, the Board of Directors wishes to continue to encourage this alignment of interests between the Company’s directors and stockholders by obtaining stockholder approval to increase the number of shares authorized for issuance under the Nonemployee Directors Plan to 300,000 shares.

The Nonemployee Directors Plan, as amended, is set forth in Appendix D. A summary of the key provisions is set forth below.

Administration.    The Nonemployee Directors Plan is administered by the Committee. The Nonemployee Directors Plan authorizes the Committee to control, operate, manage and administer the Nonemployee Directors Plan and its responsibilities include, but are not limited to, accelerating the transferability of any stock award when such action would be in the best interests of the Company and, to the extent permitted by the Nonemployee Directors Plan, granting waivers of plan terms, conditions, restrictions and limitations. Pursuant to the terms of the Nonemployee Directors Plan, the Committee has delegated authority to the Options Subcommittee to discharge certain responsibilities with respect to the Nonemployee Directors Plan including, without limitation, determining eligibility of directors to participate in the Nonemployee Directors Plan and fixing the number of shares of stock subject to a stock award granted under the Nonemployee Directors Plan.

Eligibility.    Participants under the Nonemployee Directors Plan consist of nonemployee directors of the Company. Each of the three nominees for election at the 2005 annual meeting is a nonemployee director.

Term.    The Nonemployee Directors Plan will terminate on November 25, 2006, unless terminated earlier by the Board of Directors. If the amendments to the Nonemployee Directors Plan are approved by stockholders, the Plan will terminate on November 25, 2011 unless earlier terminated by the Board of Directors.

Shares Available.    When the Board adopted the Nonemployee Directors Plan in 1996, there were 100,000 shares of common stock authorized for issuance. As of January 1, 2005, there were approximately 6,400 shares available for issuance under the Nonemployee Directors Plan. For more information regarding equity issued pursuant to the Company’s equity compensation plans, please refer to the Equity Compensation Plan Information table on page 31 of this proxy statement. The shares underlying any stock awards which terminate by expiration, forfeiture, cancellation or otherwise, without the issuance of such shares, will be available for future stock awards under the Nonemployee Directors Plan. The number of shares of common stock available for issuance under the Nonemployee Directors Plan will not be reduced to reflect any dividends or dividend equivalents that are reinvested into additional shares of the Company’s stock.

The Board of Directors has adopted an amendment, and recommends that stockholders approve the amendment, to increase the number of shares authorized for issuance under the Nonemployee Directors Plan to 300,000 shares.

Stock Awards.    The Nonemployee Directors Plan authorizes the Committee to grant stock awards to the Company’s nonemployee directors. An eligible director who has been granted a stock award under the Nonemployee Directors Plan is entitled to all rights of a stockholder with respect to the shares underlying the award, including voting rights and the right to receive dividends and other distributions.

Vesting.    Unless otherwise stated in the applicable award agreement, the vesting date for all shares underlying stock awards will be the date of the Company’s annual stockholders’ meeting in the third calendar year after the date of grant. Except as otherwise stated in the applicable award agreement, restrictions on the shares underlying stock awards will be removed and lapse upon the earliest of (i) the applicable vesting date, (ii) the occurrence of death or such director ceasing to be a director following a Change in Control, or (iii) retirement as a director at age 70 or after. In addition, shares underlying stock awards will remain subject to restrictions on transferability for at least six months following the date of grant (even in the event of a Change in Control). The Nonemployee Directors Plan defines a “Change in Control” as certain mergers, any sale, lease or other transfer of all or substantially all of the Company’s assets, adoption of any plan for the liquidation or dissolution of the Company, or any third party becoming the beneficial owner of more than 25% of the Company’s common stock (without the prior approval of the Board of Directors).

Forfeiture.    Except as otherwise provided in an award agreement, a participant’s stock award will be forfeited to the Company upon such person’s termination of service from the Board of Directors prior to the applicable vesting date of the award for any reason other than death, such person ceasing to be a director following a Change in Control, or retirement as a director at age 70 or after.

Transferability.    Unless otherwise stated in the award agreement, each stock award is subject to a restriction on transferability until the applicable vesting date. Until the vesting date and other restrictions set forth in the Nonemployee Directors Plan are satisfied, the shares underlying the stock award may not be sold, assigned, pledged or otherwise transferred.

Certain Adjustments.    The Nonemployee Directors Plan provides that if there is any change in the number of outstanding shares of the Company’s common stock through the declaration of stock dividends, stock splits or the like, the number of shares available for issuance under the Nonemployee Directors Plan will be increased and the shares underlying outstanding awards will also be adjusted. If there is any change in the number of outstanding shares through a merger, consolidation, separation, reorganization, partial or complete liquidation, or other change in the capital structure of the Company, the Committee will make (i) appropriate adjustments in the number of shares which may be issued under the Nonemployee Directors Plan and (ii) any other adjustments and/or modifications to outstanding stock awards as it deems appropriate.

Amendment and Termination.    The Board of Directors may suspend or terminate the Nonemployee Directors Plan with or without notice. The Board of Directors may also, from time to time, amend the Nonemployee Directors Plan in any manner and any award agreement (with the consent of the director); provided, that, no amendment of the Nonemployee Directors Plan may increase the number of shares of common stock available for stock awards under the Nonemployee Directors Plan, without stockholder approval, other than for certain adjustments such as stock dividends. Notwithstanding the foregoing, the Board of Directors’ termination or amendment of the Nonemployee Directors Plan may not adversely affect any then-existing stock award without the participant’s prior written consent.

U.S. Federal Tax Consequences.    No person connected with the 1997 Plan, including, without limitation, the Company, any of its subsidiaries or their respective directors and officers, makes any representations regarding the tax treatment of awards made or payable under the 1997 Plan. However, the Company believes that the following tax consequences are applicable to awards made under the Nonemployee Directors Plan. Except as provided below, a participant will not recognize any taxable income, and the Company will not be allowed a tax deduction, upon the grant of restricted stock; rather, on the date when the restrictions lapse, the participant will recognize ordinary income equal to the fair market value of the shares on that date. Alternatively, the participant may elect, within 30 days after the grant of restricted stock, to recognize ordinary income at the time of the grant, in which event the amount of such ordinary income will be equal to the fair market value of the shares on the date of grant. In either event, at the time the participant recognizes income with respect to the restricted stock, the Company is generally entitled to a deduction in an equal amount.

The Board of Directors recommends a vote FOR the proposal to amend the 1997 Nonemployee Directors Restricted Stock Plan.

STOCKHOLDER PROPOSALS

The Company has been notified that a number of stockholders intend to present proposals for consideration at the 2005 annual meeting. The Company has made corporate governance, particularly stockholder concerns, a priority and has contacted each of the stockholders who submitted proposals for consideration at the 2005 annual meeting. Management remains open to engaging in dialogue with respect to stockholder concerns and to share our views regarding the Company’s governance generally. We encourage any stockholder wishing to meet with management to contact the Office of the Corporate Secretary.

Any stockholder who intends to present a proposal at the 2006 annual meeting must deliver the proposal to the Corporate Secretary at Raytheon Company, 870 Winter Street, Waltham, Massachusetts 02451, not later than:

•	November 24, 2005, if the proposal is submitted for inclusion in our proxy materials for the 2006 meeting pursuant to Rule 14a-8 under the Securities Exchange Act of 1934; or

•	Between January 5, 2006 and February 4, 2006 if the proposal is submitted in accordance with Raytheon’s By-Laws, in which case we are not required to include the proposal in our proxy materials.

STOCKHOLDER PROPOSAL

(Item No. 6 on the proxy card)

The following organizations have proposed the adoption of the following resolution and have furnished the following statement in support of the proposal: The Sisters of Saint Joseph, 3427 Gull Road, Nazareth MI 49074; Sisters, Servants of the Immaculate Heart of Mary, 610 West Elm Avenue, Monroe, MI 48162; Congregation of Sisters of St. Agnes, 320 County Road K, Fond du Lac, MI 54935; Sisters of the Incarnate Word and Blessed Sacrament, 6510 Lawndale, Houston, TX 77223; The Sisters of Mercy of the Americas, 2039 North Geyer Road, St. Louis, MO 63131-3399; and the Benedictine Sisters, 530 Bandera Road, San Antonio, TX 78228. These organizations collectively own a total of 418 shares.

Ethical Criteria for Military Contracts

Resolved:    that the Board of Directors review and if necessary amend and amplify our Company’s code of conduct and statements of ethical criteria for military production-related contract bids, awards and contract execution, and report the results of this process to shareholders within six months of the annual meeting.

Supporting Statement

Our company, as a global corporation, faces increasingly complex ethical questions and challenges as the international, social, cultural, economic and political context within which it operates changes.

We believe that authentic global security exists only when all people everywhere feel secure. Global security will only come about when there is justice for all through human development and environmental and economic sustainability.

Faith communities measure the global economy not only by what it produces, but also by its impact on the environment, how it touches human life and whether it protects the dignity of the human person.

We believe decisions to develop and to produce weapons can have grave consequences to the lives and/or freedom of people worldwide if the company has not considered its responsibility for its decisions. We believe that economic decision making has both moral and financial components, and that our company’s responsibilities include analyzing the effects of its decisions with respect to employees, communities, nations, and a sustainable environmental future.

We believe companies engaging in research, development, production and sales of weapons, weapons components and weapons delivery systems must evaluate the decisions made when bidding on such work. That bidding/contract process must follow a defined format and include clear, concise criteria and policies.

We recommend that the criteria/standards include:

–ethical business practices such that human rights and fair labor standards are upheld;

–consideration of the impact of the contract on a sustainable environment, which in appropriate cases might include long-term environmental impact studies, questions of waste management or toxic releases and transfers;

–strategies for stability of employment, including descriptions of alternate production plans and funding sources;

–directives for business practices which respect the culture of communities in which factories are located;

–guidelines derived after critical study of political and civil stability of countries and before sale of weapons, weapons parts and dual-use technology;

–studies of potential impacts of military production and use of those products on peoples’ economies, environments and societies, along with specific actions for remediation, should it be required;

–disclosure of the existence and nature of arrangements with any local security forces;

–processes that ensure that the principles of the common good and the integrity of creation are considered when making decisions about bidding on contracts.

We believe that careful, value-based consideration of the contracts on which management bids, whether for research and development, production or foreign sales, is crucial for continued public acceptance of the company as an ethical entity to derive profit from armament manufacturing.

Your directors recommend a vote AGAINST this proposal.

The Board believes that the Company’s existing processes for reviewing the types of matters raised in the proposal are sufficient and that this proposal requests action which is unnecessary. As a U.S. defense contractor, we sell military products only in strict compliance with U.S. laws and regulations. The sale of military products and services is highly regulated by the U.S. Government and must be in compliance with the requirements of both the executive and legislative branches of the U.S. Government. We believe that determination of what products it is appropriate for the U.S. Government or foreign governments to purchase is more properly handled by our government officials, who ultimately must answer to the nation’s electorate and who are in the best position to determine the public’s interest. We comply with all such determinations.

In addition, the Company has a robust internal process to determine whether to bid on business opportunities. Criteria include whether the contract in question will bring value to the Company and its stockholders and whether the Company can successfully and fully perform the contract requirements. In addition, the Company is committed to doing business with the highest standards of integrity and ethics. The Company’s Code of Ethics, which is publicly available on the Company’s web site, summarizes the Company’s policies and standards of operation in many areas including export controls, relationships with customers and suppliers, environmental protection and employee heath and safety. The Code of Conduct serves as a guide and sets the appropriate standards of conduct for the Company in bidding and performing contracts. Thus, our business leaders must determine not only that Raytheon’s military contract activities meet applicable legal requirements, but also must adhere to our ethics policies and satisfy standards of sound business judgment. Management has engaged the proponents in dialogue regarding this proposal to understand their concerns and share our views regarding the subject matter of this proposal. We believe that adequate measures are in place to ensure that the Company conducts its business legally, ethically and responsibly, and therefore the actions requested by this proposal are unnecessary.

The Board of Directors unanimously recommends that stockholders vote AGAINST the adoption of this proposal. Proxies solicited by the Board of Directors will be so voted unless stockholders otherwise specify in their proxies.

STOCKHOLDER PROPOSAL

(Item No. 7 on the proxy card)

The New York City Employees’ Retirement System, the New York City Teachers’ Retirement System, the New York City Board of Education Retirement System, the New York City Fire Department Pension Fund and the New York City Police Pension Fund, 1 Centre Street, New York, NY 10007-2341, beneficial owners of a total of 1,810,627 shares, have proposed the adoption of the following resolution and have furnished the following statement in support of the proposal:

NORTHERN IRELAND—MACBRIDE PRINCIPLES

WHEREAS, Raytheon Company has a subsidiary in Northern Ireland;

WHEREAS, the securing of a lasting peace in Northern Ireland encourages us to promote means for establishing justice and equality;

WHEREAS, employment discrimination in Northern Ireland was cited by the International Commission of Jurists as being one of the major causes of sectarian strife;

WHEREAS, Dr. Sean MacBride, founder of Amnesty International and Nobel Peace laureate, has proposed several equal opportunity employment principles to serve as guidelines for corporations in Northern Ireland. These include:

1.    Increasing the representation of individuals from underrepresented religious groups in the workforce including managerial, supervisory, administrative, clerical and technical jobs.

2.    Adequate security for the protection of minority employees both at the workplace and while traveling to and from work.

3.    The banning of provocative religious or political emblems from the workplace.

4.    All job openings should be publicly advertised and special recruitment efforts should be made to attract applicants from underrepresented religious groups.

5.    Layoff, recall, and termination procedures should not in practice, favor particular religious groupings.

6.    The abolition of job reservations, apprenticeship restrictions, and differential employment criteria, which discriminate on the basis of religion or ethnic origin.

7.    The development of training programs that will prepare substantial numbers of current minority employees for skilled jobs, including the expansion of existing programs and the creation of new programs to train, upgrade, and improve the skills of minority employees.

8.    The establishment of procedures to assess, identify and actively recruit minority employees with potential for further advancement.

9.    The appointment of a senior management staff member to oversee the company’s affirmative action efforts and the setting up of timetables to carry out affirmative action principles.

RESOLVED:    Shareholders request the Board of Directors to:

Make all possible lawful efforts to implement and/or increase activity on each of the nine MacBride Principles.

SUPPORTING STATEMENT

We believe that our company benefits by hiring from the widest available talent pool. An employee’s ability to do the job should be the primary consideration in hiring and promotion decisions.

Implementation of the MacBride Principles by Raytheon Company will demonstrate its concern for human rights and equality of opportunity in its international operations.

Please vote your proxy FOR these concerns.

Your Directors recommend a vote AGAINST this proposal.

The Company fully supports the efforts to eliminate employment discrimination in Northern Ireland and we cooperate fully with ongoing related efforts. Management has sought to engage the proponents in dialogue regarding this proposal to understand their concerns and share our views regarding the subject matter of this proposal. Our operations in Northern Ireland fully adhere to the standards of the Northern Ireland Fair Employment legislation, as amended and updated by the Fair Employment and Treatment (Northern Ireland) Order of 1998. In addition, the Company is registered with, and cooperates fully with, the Equality Commission for Northern Ireland (formerly the Fair Employment Commission). The Company promotes full compliance with this legislation and associated codes of practice relating to equality of opportunity in the workplace. In addition, the Company periodically reviews its policies and procedures to ensure such compliance. We also comply fully with ongoing government efforts in Northern Ireland to eliminate discrimination and workplace harassment.

Our practice worldwide is to provide equal opportunity employment in all locations without regard to race, color, religion, gender, sexual orientation, national origin, age, disability or marital status. The Company also prohibits discrimination and harassment in the workplace. Our practice in Northern Ireland is no exception. In accordance with these employment policies, all decisions regarding hiring, training, transfer, promotion, career development and termination are based solely on experience and qualifications without regard to religious or ethnic background. Similarly, recruiting procedures are carried out to provide equal opportunity. The Company will not tolerate any form of unlawful or unfair discrimination, harassment or victimization. The display of potentially offensive, inflammatory, abusive or intimidating flags, posters, emblems, literature, graffiti or clothing at the Company’s facilities is not permitted. Employees may make informal or formal complaints of harassment if they feel that they have been treated unfairly. The Company provides security for all employees at work.

The Company already follows very expansive fair employment policies in Northern Ireland and elsewhere. By adopting the MacBride Principles, we would be subject to different sets of overlapping employment guidelines for Northern Ireland. These guidelines may conflict with the Company’s global fair employment policies, making it difficult to promote uniform application of sound employment policies and practices. The Board believes that adoption of this proposal is not in the best interest of the Company, its stockholders or its employees in Northern Ireland.

The Board of Directors unanimously recommends that stockholders vote AGAINST the adoption of this proposal. Proxies solicited by the Board of Directors will be so voted unless stockholders otherwise specify in their proxies.

STOCKHOLDER PROPOSAL

(Item No. 8 on the proxy card)

The United Association S&P 500 Fund, 1 Freedom Valley Drive, Oaks, PA 19456, beneficial owner of 34,164 shares, has proposed the adoption of the following resolution and has furnished the following statement in support of their proposal:

Director Election Majority Vote Standard Proposal

Resolved:    That the shareholders of Raytheon Co (“Company”) hereby request that the Board of Directors initiate the appropriate process to amend the Company’s governance documents (certificate of incorporation or bylaws) to provide that director nominees shall be elected by the affirmative vote of the majority of votes cast at an annual meeting of shareholders.

Supporting Statement:    Our Company is incorporated in Delaware. Among other issues, Delaware corporate law addresses the issue of the level of voting support necessary for a specific action, such as the election of corporate directors. Delaware law provides that a company’s certificate of incorporation or bylaws may specify the number of votes that shall be necessary for the transaction of any business, including the election of directors. (DGCL, Title 8, Chapter 1, Subchapter VII, Section 216). Further, the law provides that if the level of voting support necessary for a specific action is not specified in the certificate of incorporation or bylaws of the corporation, directors “shall be elected by a plurality of the votes of the shares present in person or represented by proxy at the meeting and entitled to vote on the election of directors.”

Our Company presently uses the plurality vote standard for the election of directors. We feel that it is appropriate and timely for the Board to initiate a change in the Company’s director election vote standard. Specifically, this shareholder proposal urges that the Board of Directors initiate a change to the director election vote standard to provide that in director elections a majority vote standard will be used in lieu of the Company’s current plurality vote standard. Specifically, the new standard should provide that nominees for the board of directors must receive a majority of the vote cast in order to be elected or re-elected to the Board.

Under the Company’s current plurality vote standard, a director nominee in a director election can be elected or re-elected with as little as a single affirmative vote, even while a substantial majority of the votes cast are “withheld” from that director nominee. So even if 99.99% of the shares “withhold” authority to vote for a candidate or all the candidates, a 0.01% “for” vote results in the candidate’s election or re-election to the board. The proposed majority vote standard would require that a director receive a majority of the vote cast in order to be elected to the Board.

It is our contention that the proposed majority vote standard for corporate board elections is a fair standard that will strengthen the Company’s governance and the Board. Our proposal is not intended to limit the judgment of the Board in crafting the requested governance change. For instance, the Board should address the status of incumbent directors who fail to receive a majority vote when standing for re-election under a majority vote standard or whether a plurality director election standard is appropriate in contested elections.

We urge your support of this important director election reform.

Your directors recommend a vote AGAINST this proposal.

The Board of Directors believes that active stockholder participation in the election of directors is important to the Company and to effective corporate governance. Management has sought to engage the proponent in dialogue regarding this proposal to understand its concerns and share our views regarding the subject matter of this proposal. The Board has taken many steps, particularly in the area of director elections, to ensure good governance. The Board recently voted to recommend that stockholders approve an amendment to the Company’s Certificate of Incorporation to declassify the Board so that each director will be subject to stockholder consideration on an annual basis. (See page 34 of this proxy statement for the Company’s proposal to declassify the Board.) The Board has established and disclosed a process for nominating and electing director candidates as well as specific criteria and qualifications for director candidates. The vast majority of the Board (10 of 12 directors) is independent by the Company’s definition and New York Stock Exchange standards. In fact, the Company has a history of electing, by plurality, strong and independent boards.

The proposal seeks to require that directors be elected by a majority of shares voting at the annual meeting. Nominees who receive less than a majority of shares voted would not be elected. However, because an elected director serves until a successor is elected to fill his or her position, it is possible that incumbent directors would not be “elected” for the positions for which they were nominated, but that the same directors would nevertheless continue to serve as “holdover” directors because no successors were elected. The requirement that directors be elected by majority vote also makes it possible for there to be a number of nominees who do not receive a majority of the votes cast, thereby leaving one or more positions on the Board of Directors vacant. In this circumstance, the incumbent director would continue to serve or, if there were no incumbent, the Board of Directors could appoint a director to fill the vacancy. In the view of the Company’s Board of Directors, these alternatives are less desirable than the election of directors by plurality vote.

Most Delaware public companies, like Raytheon, provide that directors shall be elected by a plurality of the shares present in person or represented by proxy and entitled to be voted on the election of directors. The rules governing plurality voting are well understood and do not prevent stockholders from challenging director nominees. The Board believes that this proposal is a misplaced attempt to achieve better governance. The potential negative consequences of implementing a majority voting system far outweigh the benefits and could result in a confusing method of electing directors. The Board believes that the Company’s existing processes, including the plurality voting system currently in effect, are more likely to ensure good governance with respect to the election of directors. For these reasons, the Board believes that the proposal will not serve the best interests of the Company and its stockholders.

The Board of Directors unanimously recommends that stockholders vote AGAINST the adoption of this proposal. Proxies solicited by the Board of Directors will be so voted unless stockholders specify otherwise in their proxies.

STOCKHOLDER PROPOSAL

(Item No. 9 on the proxy card)

Edwin L. Greenberg, 123 Lakeshore Drive, Unit 1243, North Palm Beach, FL 33408, beneficial owner of 1,000 shares, and Morton L. Brond, 31 Marked Tree Road, Sudbury, MA 01776, beneficial owner of 200 shares, have proposed the adoption of the following resolution and has furnished the following statement in support of the proposal.

Requested:    that the Board of Directors consider selecting a candidate for Director from the ranks of the Raytheon retirees.

Discussion:    the substantial number of shares held by 50,000 Raytheon retirees suggests that representation on the Board would be appropriate. A retiree would bring a unique perspective along with increased balance to the Board’s deliberations.

By responding favorably to this request, the Board of Directors will add to the diversity of the Board and simultaneously increase the Board’s independence of Company management.

Your Directors recommend a vote AGAINST this proposal.

Requiring the Board to select a director from among the Company’s retirees would require the Board to place the interests of a minority group of shareholders (the retirees who as a group, to the best of the Company’s knowledge, own less than .5% of all shares outstanding) over the interests of all shareholders as a group. This may be inconsistent with the exercise of the directors’ fiduciary duties under Delaware law. If the Board acted as the proponents request, the directors would be put in the position of favoring one nominee or interest group—the retirees—over the interests of the shareholders as a whole, impermissibly impinging on the exercise of the directors’ fiduciary duties.

The Board has established and disclosed procedures regarding the nomination and election of directors. The Company’s By-Laws provide a specific procedure for the nomination of a director candidate. This procedure is described in the Company’s annual proxy statement. The Company’s Governance Principles provide specific criteria and qualifications for director candidates. The Governance and Nominating Committee recommends candidates for election to the Board in accordance with these criteria and qualifications. The Governance and Nominating Committee seeks director candidates who bring a range of experience, expertise, knowledge and business judgment to the Board. One of the guiding principles of the Governance and Nominating Committee in selecting candidates is that each director should possess a diverse set of skills and background in order to maximize shareholder value and represent the interests of shareholders as a whole rather than special interests or groups. The By-Laws, Governance Principles and Governance and Nominating Committee Charter are posted on the Company’s web site and summarized on pages 5 - 11 of this proxy statement.

The Board believes that the proponents have submitted this proposal to air personal grievances against the Company. In the past three proxy seasons alone, retirees of the Company have submitted no less than eight shareholder proposals concerning the company’s pension plans. Management has been, and will continue to be, responsive to retirees’ requests for relevant information. At the retirees’ request, management has met and continues to meet periodically with retiree representatives to discuss issues regarding the operation of the pension plans. Also at the retirees’ request, the Company changed the measurement date for the pension plans’ financial reports. Management has engaged the proponents in dialogue regarding this proposal to understand their concerns and share our views regarding the subject matter of this proposal. Management will continue to respond to legitimate requests from retirees, however, the Company believes that these issues are most appropriately addressed in the ordinary course of business and not through the shareholder proposal process.

The Board of Directors unanimously recommends that stockholders vote AGAINST the adoption of this proposal. Proxies solicited by the Board of Directors will be so voted unless stockholders otherwise specify in their proxies.

OTHER MATTERS

Whether or not you plan to attend the meeting, please vote over the Internet or by telephone or complete, sign and return the proxy card sent to you in the envelope provided. No postage is required for mailing in the United States.

The Company’s 2004 Annual Report, which is not a part of this proxy statement and is not proxy soliciting material, is enclosed.

By Order of the Board of Directors,

John W. Kapples

Secretary

Waltham, Massachusetts

March 24, 2005

APPENDIX A

AUDIT COMMITTEE CHARTER

Revised June 2004

The Audit Committee is appointed by the board of directors on the recommendation of the Governance and Nominating Committee to assist the board in monitoring (1) the integrity of the financial statements of the company, (2) the independent auditor’s qualifications and independence, (3) the performance of the company’s internal audit function and independent auditors, and (4) the compliance by the company with legal and regulatory requirements. Audit Committee members may be replaced by the board of directors.

Committee Membership

The Audit Committee shall consist of no fewer than three members. The members of the Audit Committee shall meet the independence and experience requirements of the New York Stock Exchange, the Securities and Exchange Commission and the Company’s Governance Principles. In particular, all members shall have sufficient financial experience and ability to enable them to discharge their responsibilities and at least one member shall be an “audit committee financial expert” as defined by the SEC.

Committee Authority and Responsibilities

The Audit Committee shall have the sole authority to appoint, evaluate and if necessary replace the independent auditor, and shall pre-approve all audit engagement fees and terms and all non-audit service engagements with the independent auditor.

The Audit Committee shall have the authority, to the extent it deems necessary or appropriate to carry out its duties, to retain independent counsel and other advisers. The Company shall provide for appropriate funding, as determined by the Audit Committee, for payment of compensation to the independent auditor for the purpose of rendering or issuing an audit report and to any advisors employed by the Audit Committee.

The Audit Committee shall meet with management, the internal auditors and the independent auditor in separate executive sessions periodically.

The Audit Committee shall make regular reports to the Board. The Audit Committee shall review and reassess the adequacy of this Charter annually and recommend any proposed changes to the board for approval. The Audit Committee shall assess its performance of the duties specified in this charter annually and report its findings to the board of directors.

In keeping with the foregoing statements, the Audit Committee shall have the following authority and responsibilities:

Financial Statement and Disclosure Matters

1. Review and discuss with management and the independent auditor the annual audited financial statements and quarterly financial statements, including disclosures made in management’s discussion and analysis and all matters required to be reviewed under applicable legal, regulatory and New York Stock Exchange requirements.

2. Review and discuss with management and the independent auditor any major issues as to the adequacy of the Company’s internal controls, any special steps adopted in light of material control deficiencies and the adequacy of disclosures about changes in internal control over financial reporting.

3. Review and discuss with management and the independent auditor the Company’s internal controls report and the independent auditor’s attestation of the report prior to the filing of the Company’s Form 10-K.

4. Prepare the report required by the rules of the Securities and Exchange Commission to be included in the company’s annual proxy statement.

5. Discuss with management the company’s earnings press releases as well as financial information and earnings guidance provided to analysts and rating agencies.

6. Discuss with management the company’s major financial risk exposures and the steps management has taken to monitor and control such exposures, including the company’s risk assessment and risk management policies.

7. Discuss with management and the independent auditor any difficulties encountered in the course of the audit work, including any restrictions on the scope of activities or access to requested information, and any significant disagreements with management.

3. Review and discuss with management and the independent auditor the Company’s internal controls report and the independent auditor’s attestation of the report prior to the filing of the Company’s Form 10-K.

4. Prepare the report required by the rules of the Securities and Exchange Commission to be included in the company’s annual proxy statement.

5. Discuss with management the company’s earnings press releases as well as financial information and earnings guidance provided to analysts and rating agencies.

6. Discuss with management the company’s major financial risk exposures and the steps management has taken to monitor and control such exposures, including the company’s risk assessment and risk management policies.

7. Discuss with management and the independent auditor any difficulties encountered in the course of the audit work, including any restrictions on the scope of activities or access to requested information, and any significant disagreements with management.

Oversight of the Company’s Relationship with the Independent Auditor

8. Obtain and review a report from the independent auditor at least annually regarding (a) the auditor’s internal quality-control procedures, (b) any material issues raised by the most recent quality-control review, or peer review, of the firm, or any material issues raised by any inquiry or investigation by governmental or professional authorities within the preceding five years respecting one or more independent audits carried out by the firm, (c) any steps taken to deal with any such issues, and (d) all relationships between the independent auditor and the company.

9. Evaluate the qualifications, performance and independence of the independent auditor, including considering whether the auditor’s quality controls are adequate and the provision of non-audit services is compatible with maintaining the auditor’s independence, and taking into account the opinions of management. The Audit Committee shall present its conclusions to the board of directors and, if so determined by the Audit Committee, recommend that the board take additional action to satisfy itself of the qualifications, performance and independence of the auditor.

10. Set policies for the hiring of employees or former employees of the independent auditor consistent with applicable SEC regulations and other regulatory requirements.

Oversight of the Company’s Internal Audit Function

11. Review the appointment and replacement of the senior internal auditing executive or, in the event that the internal audit function is provided by an outside vendor, the firm providing internal audit services.

12. Review the significant reports to management prepared by the internal auditing function and management’s responses.

13. Discuss with the chief executive officer and the chief financial officer of the company, all significant deficiencies in the design or operation of internal controls which could adversely affect the company’s ability to record, process, summarize, and report financial data and any fraud, whether or not material, that involves management or other employees who have a significant role in the company’s internal controls.

Compliance Oversight Responsibilities

14. Obtain from the independent auditor assurance that it has complied with Section 10A(b) of the Securities Exchange Act of 1934, which imposes certain requirements on the independent auditor to notify the Audit Committee of potentially illegal acts and on the Audit Committee to respond to any such notice.

15. Review any matters relating to the integrity of management, including conflicts of interest, and adherence to the company’s Code of Business Conduct and Ethics. In connection with these reviews, the Audit Committee will meet, as appropriate, with the general counsel and other company officers and employees.

Limitation of Audit Committee’s Role

While the Audit Committee has the responsibilities and powers set forth in this Charter, it is not the duty of the Audit Committee to plan or conduct audits or to determine that the company’s financial statements and disclosures are complete and accurate and are in accordance with generally accepted accounting principles and applicable rules and regulations. These are the responsibilities of management and the independent auditor.

APPENDIX B

AMENDMENT TO ARTICLE VI OF RESTATED CERTIFICATE OF INCORPORATION

Article VI.

Board of Directors

Section 1.    Number, election and terms.    The number of directors of the Corporation shall be, except as otherwise fixed by or pursuant to the provisions of Article IV relating to the rights of the holders of any class or series of stock having a preference over the Common Stock as to dividends or upon liquidation to elect additional directors under specified circumstances, fixed from time to time exclusively pursuant to a resolution adopted by a majority of the Whole Board (but shall not be less than three). The term of office of each director who is in office immediately prior to the closing of the polls for the election of directors at the 2006 annual meeting of stockholders shall expire at such time. From and after the 2006 annual meeting of stockholders, each director~~s~~, other than those who may be elected by the holders of any class or series of stock having a preference over the Common Stock as to dividends or upon liquidation, shall be ~~classified, with respect to the time for which they severally hold office, into three classes, as nearly equal in number as possible, one class to be originally elected for a term expiring at the annual meeting of stockholders to be held in 1998, another class to be originally elected for a term expiring at the annual meeting of stockholders to be held in 1999, and another class to be originally elected for a term expiring at the annual meeting of stockholders to be held in 2000, with each director~~ elected to hold office for a term of one year, until the next annual meeting of stockholders and until such person’s successor is duly elected and qualified. ~~At each succeeding annual meeting of stockholders, directors elected to succeed those directors whose terms then expire shall be elected for a term of office to expire at the third succeeding annual meeting of stockholders after their election, with each director to hold office until such person’s successor shall have been duly elected and qualified.~~

Section 2.    Stockholder nomination of director candidates; Stockholder Proposal of Business.    Advance notice of stockholder nominations for the election of directors and of the proposal of business by stockholders shall be given in the manner provided in the By-Laws of the Corporation, as amended and in effect from time to time.

Section 3.    Vacancies and newly created directorships.    Except as otherwise provided for or fixed by or pursuant to the provisions of Article IV relating to the rights of the holders of any class or series of stock having a preference over the Common Stock as to dividends or upon liquidation to elect directors under specified circumstances, ~~(i)~~any vacancy~~ies~~ on the Board for any reason and newly created directorships resulting from any increase in the number of directors ~~resulting from death, resignation, disqualification, removal or other cause~~ shall be filled by the affirmative vote of a majority of the remaining directors then in office, even though less than a quorum of the Board~~, and not by the stockholders and (ii) newly created directorships resulting from any increase in the number of directors after the adoption of a resolution by a majority of the Whole Board in accordance with Section 1 of this Article VI shall be filled by the affirmative vote of the holders of Common Stock, voting in accordance with the provisions of Section 2 of Article IV~~.

Any director elected~~appointed~~ in accordance with this Section 3 of Article VI~~clause (i) of the preceding sentence~~ shall hold office until the next annual or special meeting of stockholders at which directors are to be elected and until such director’s successor shall have been duly elected and qualified. ~~Any director elected in accordance with clause (ii) of the preceding sentence shall hold office for the remainder of the full term of the class of director in which the new directorship was created and until such director’s successor shall have been duly elected and qualified. No decrease in the number of directors constituting the Board shall shorten the term of any incumbent director.~~

Section 4.    Removal.    Subject to the rights of any class or series of stock having a preference over the Common Stock as to dividends or upon liquidation to elect directors under specified circumstances, any director may be removed from office ~~only for~~with or without cause by the affirmative vote of the holders of the shares of Common Stock, voting in accordance with the provisions of Section 2 of Article IV.

B-1

APPENDIX C

RAYTHEON 2001 STOCK PLAN

As amended December 15, 2004, subject to stockholder approval

ARTICLE I

1.    Plan Name.    This plan shall be known as the Raytheon 2001 Stock Plan.

ARTICLE II

2.    Purpose.    This Plan is intended to encourage ownership of Stock by key employees of Raytheon Company and its Affiliates and to provide additional incentive for them to promote the success of the Company’s business. With respect to any Incentive Stock Options that may be granted hereunder, the Plan is intended to be an incentive stock option plan within the meaning of Section 422 of the Code.

ARTICLE III

3.    Effective Date; Term.    The Plan is effective as of the date on which the Plan is adopted by the Board, subject to approval of the stockholders as required by law. No Award shall be granted under the Plan after the close of business on the day immediately preceding the tenth (10th) anniversary of the effective date of the Plan. Subject to other applicable provisions of the Plan, all Awards made under the Plan prior to such termination of the Plan shall remain in effect until such Awards have been satisfied or terminated in accordance with the Plan and the terms of such Awards.

ARTICLE IV

4.    Definitions.    As used in the Plan, the following terms have the following meanings:

4.1    Affiliate means any entity, whether now or hereafter existing, which controls, is controlled by, is under common control with, the Company (including, but not limited to, joint ventures, limited liability companies, partnerships) or any entity with respect to which the Committee determines that the Company has a material business interest.

4.2    Award means any stock options (including ISO’s and NSO’s), SAR’s (including free-standing and tandem SAR’s), Restricted Stock Awards, Stock Units, or any combination of the foregoing granted pursuant to the Plan, except, however, when the term is being used under the Plan with respect to a particular category of grant in which case it shall only refer to that particular category of grant.

4.3    Board means the Board of Directors of the Company.

4.4    Cause means, for purposes of this Plan: (i) the Participant’s intentional, persistent failure, dereliction, or refusal to perform such duties as are reasonably assigned to him or her by the officers or directors of the Company; (ii) the Participant’s fraud, dishonesty or other deliberate injury to the Company in the performance of his or her duties on behalf of, or for, the Company; (iii) the willful commission by the Participant of a criminal or other act that causes substantial economic damage to the Company or substantial injury to the business reputation of the Company; (iv) the Participant’s material breach of his or her employment or engagement agreement, if any; or (v) the Participant’s breach of any material provision of the Participant’s Grant Agreement specifying the terms of the particular Award. For purposes of the Plan, no act, or failure to act, on the part of any person shall be considered “willful” unless done or omitted to be done by the person other than in good faith and without reasonable belief that the person’s action or omission was in the best interest of the Company.

4.5    Change in Corporate Control means:

(a)    The acquisition by any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) (a “Person”) of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of 20% or more of either (i) the then-outstanding shares of common stock of the Company (the “Outstanding Company Common Stock”) or (ii) the combined voting power of the then-outstanding voting securities of the Company entitled to vote generally in the election of directors (the “Outstanding Company Voting Securities”); provided, however, that, for purposes of this Section, the following acquisitions shall not constitute a Change of Control: (A) any acquisition directly from the Company, (B) any acquisition by the Company, (C) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company or any Affiliated Company or (D) any acquisition by any corporation pursuant to a transaction that complies with Sections 4.5(a)(i), 4.5(c)(ii) and 4.5(c)(iii).

(b)    Individuals who, as of April 1, 2000, constitute the Board (the “Incumbent Board”) cease for any reason to constitute at least a majority of the Board; provided, however, that any individual becoming a director subsequent to the date hereof whose election, or nomination for election by the Company’s shareholders, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board shall be considered as though such individual were a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board.

(c)    Consummation of a reorganization, merger, statutory share exchange or consolidation or similar corporate transaction involving the Company or any of its subsidiaries, a sale or other disposition of all or substantially all of the assets of the Company, or the acquisition of assets or stock of another entity by the Company or any of its subsidiaries (each, a “Business Combination”), in each case unless, following such Business Combination,

(i)    all or substantially all of the individuals and entities that were the beneficial owners of the Outstanding Company Common Stock and the Outstanding Company Voting Securities immediately prior to such Business Combination beneficially own, directly or indirectly, more than 60% of the then-outstanding shares of common stock and the combined voting power of the then-outstanding voting securities entitled to vote generally in the election of directors, as the case may be, of the corporation resulting from such Business Combination (including, without limitation, a corporation that, as a result of such transaction, owns the Company or all or substantially all of the Company’s assets either directly or through one or more subsidiaries) in substantially the same proportions as their ownership immediately prior to such Business Combination of the Outstanding Company Common Stock and the Outstanding Company Voting Securities, as the case may be,

(ii)     no Person (excluding any corporation resulting from such Business Combination or any employee benefit plan (or related trust) of the Company or such corporation resulting from such Business Combination) beneficially owns, directly or indirectly, 20% or more of, respectively, the then-outstanding shares of common stock of the corporation resulting from such Business Combination or the combined voting power of the then-outstanding voting securities of such corporation, except to the extent that such ownership existed prior to the Business Combination, and

(iii)    at least a majority of the members of the board of directors of the corporation resulting from such Business Combination were members of the Incumbent Board at the time of the execution of the initial agreement or of the action of the Board providing for such Business Combination; or

(d)    Approval by the shareholders of the Company of a complete liquidation or dissolution of the Company.

4.6    Code means the Internal Revenue Code of 1986, as amended, and any related rules, regulations and interpretations.

4.7    Committee means the Management Development and Compensation Committee (MDCC) of the Company’s Board of Directors, consisting exclusively of directors who at the relevant time are “outside directors” within the meaning of §162(m) of the Code and “non-employee directors” within the meaning of Rule 16b-3 under the Securities Exchange Act of 1934.

4.8    Company means Raytheon Company, a Delaware corporation.

4.9    Company Officer means the Chairman of the Board, the President, and any Executive Vice President, Senior Vice President or Vice President (elected or appointed) of the Company.

4.10    Director means a member of the Board of Directors of Raytheon Company.

4.11    Fair Market Value means the value of a share of Stock of the Company on any date as the Committee shall in good faith determine.

4.12    Grant Agreement means the agreement between the Company and the Participant pursuant to which the Company authorizes an Award hereunder. Each Grant Agreement entered into between the Company and a Participant with respect to an Award granted under the Plan shall incorporate the terms of this Plan and shall contain such provisions, consistent with the provisions of the Plan, as may be established by the Committee.

4.13    Grant Date means the date on which the Committee formally acts to grant an Award to a Participant or such other date as the Committee shall so designate at the time of taking such formal action.

4.14    Immediate Family means any child, stepchild, grandchild, parent, grandparent, spouse, sibling, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law, or sister-in-law, including adoptive relationships.

4.15    Incentive Stock Option or “ISO” means an Option grant that is intended to meet the requirements of Section 422 of the Code.

4.16    Medical Leave of Absence means a leave of absence for medical reasons approved in writing by the Company’s disability management group which will terminate as of the earlier of the date the Participant is found by the disability management group to be no longer disabled or the date the employee is terminated from employment in accordance with Company policy.

4.17    Non-Statutory Stock Option or “NSO” means an Option grant that is not intended to be an Incentive Stock Option.

4.18    Option means an option to purchase shares of the Stock granted under the Plan.

4.19    Optionee means a person eligible to receive an Option, as provided in Section 8.1, to whom an Option shall have been granted under the Plan.

4.20    Option Period means such period (not to exceed ten (10) years from the granting of an ISO) from the Grant Date to the date on which the option expires as may be determined by the Committee and set forth in the Grant Agreement.

4.21    Option Price means the price paid by an Optionee for an Option under this Plan.

4.22    Option Share means any share of Stock of the Company transferred to an Optionee upon exercise of an Option pursuant to this Plan.

4.23    Participant means a director, officer, employee or consultant who is granted an Award under the Plan.

4.24    Personal Leave of Absence means a leave of absence for personal reasons for a period of no more than one year approved in writing by the Senior Vice President, Human Resources, or his delegate.

4.25    Plan means this Raytheon 2001 Stock Plan.

4.26    Plan Year means the Calendar Year, except that the first Plan Year shall commence on the Effective Date, as described in Section 3 and shall end on the December 31 first following the Effective Date.

4.27    Related Corporation means a parent corporation or a subsidiary corporation, each as defined in Section 424 of the Code.

4.28    Restricted Stock Award means any Award of shares of restricted Stock granted pursuant to Article XI of the Plan.

4.29    Retirement means, for purposes of this Plan, the Termination of Service with the Company, other than for Cause, at any time after attaining age fifty-five (55) and having completed at least ten (10) years of service, or Termination of Service under circumstances which the Committee deems equivalent to retirement.

4.30    SAR means a stock appreciation right, as awarded under Article X.

4.31    Stock means the common stock, $0.01 par value, of the Company, provided that, in the event the Company has outstanding Class A and Class B common stock, Stock means the Class B common stock.

4.32    Stock Unit means credits to a bookkeeping reserve account solely for accounting purposes, where the amount of the credit shall equal the Fair Market Value of a share of Stock on the date of grant (unless the Committee provides otherwise in the Grant Agreement), and which shall be subsequently increased or decreased to reflect the Fair Market Value of a share of Stock. Stock Units do not require segregation of any of the Company’s assets. Stock Units are awarded under Article XI.

4.33    Termination of Service means cessation of performance of services for the Company or an Affiliate by an employee or consultant and the departure from active status as a Director by a non-employee Director. For purposes of maintaining a Participant’s continuous status as an employee and accrual of rights under any Award granted pursuant to the Plan, transfer of an employee among the Company and its Affiliates shall not be considered a Termination of Service with the Company provided that no more than 30 days elapse between termination from the Company and commencement of employment elsewhere in the Company or with an Affiliate.

4.34    Vesting Period means that period of time during which the shares of Stock (or a portion thereof) underlying an Award are subject to a risk of forfeiture.

ARTICLE V

5.    Stock Subject to the Plan.

5.1    Shares of Stock in an amount to be determined by the Committee but not to exceed thirty-four million (34,000,000) shares of Stock, shall be subject to Award under the Plan. The Company shall reserve such number of shares of Stock for Awards under the Plan, subject to adjustments as provided in Article XII of the Plan. If any Award, or portion of an Award, under the Plan expires or terminates unexercised, becomes unexercisable or is forfeited or otherwise terminated, surrendered or canceled as to any shares of

Stock without the delivery of such shares or other consideration, the shares of Stock subject to such Award shall thereafter be available for further Awards under the Plan. Shares issued under the Plan may be shares of Stock of original issue, shares of treasury stock, or shares of Stock that have been reacquired by the Company.

5.2    Subject to adjustments as provided in Article XII, the maximum number of shares of Stock subject to Awards of any combination that may be granted during any one fiscal year of the Company to any one individual shall be limited to seven hundred thousand (700,000) shares. The foregoing per-individual limit shall not be adjusted to effect a restoration of shares of Stock with respect to which the related Award is terminated, surrendered or canceled.

5.3    Subject to adjustments as provided in Article XII, the maximum number of shares of Stock subject to Award as incentive stock options shall be limited to fourteen million (14,000,000) shares.

ARTICLE VI

6.    Proceeds.    The proceeds received by the Company from the sale of Stock pursuant to Awards granted under the Plan will be used for general corporate purposes.

ARTICLE VII

7.    Administration.

7.1    General.    The Plan shall be administered by the Committee. The Committee’s determinations under the Plan (including without limitation determinations of the persons to receive Awards, the form, amount and timing of such Awards, the terms and provisions of such Awards and the agreements evidencing same) need not be uniform and may be made by the Committee selectively among persons who receive, or are eligible to receive, Awards under the Plan, whether or not such persons are similarly situated.

7.2    Procedure.    The Committee shall meet at such times and places and upon such notice as it may determine. A majority of the members of the Committee shall constitute a quorum. Any acts by the Committee may be taken at any meeting at which a quorum is present and shall be by majority vote of those members entitled to vote. Additionally, any acts reduced to writing or approved in writing by all of the members of the Committee shall be valid acts of the Committee. Members of the Committee who are either eligible for Awards or have been granted Awards may vote on any matters affecting the administration of the Plan or the grant of Awards pursuant to the Plan, except that no such member shall act upon the granting of an Award to himself or herself, but any such member may be counted in determining the existence of a quorum at any meeting of the Committee during which action is taken with respect to the granting of an Award to him or her.

7.3    Duties.    The Committee shall have full power and authority to administer and interpret the Plan and to adopt such rules, regulations, agreements, guidelines and instruments for the administration of the Plan and for the conduct of its business as the Committee deems necessary or advisable, all within the Committee’s sole and absolute discretion. The Committee shall have full power and authority to take all other actions necessary to carry out the purpose and intent of the Plan, including without limitation the power to accelerate or otherwise change the time in which an Award may be exercised or becomes payable, and to waive, in whole or in part, any restriction or condition with respect to such Award, including but not limited to, any restriction or condition with respect to vesting or exercisability of an Award following a Participant’s Termination of Service or death.

Notwithstanding any other provision in the Plan to the contrary, except with respect to Awards of Incentive Stock Options (ISO’s), the Committee may, at an time prior to the exercise, lapse of restrictions or expiration of an Award, permit a Participant to (i) defer receipt of the payment of cash or property or other delivery of Stock that would otherwise be due by virtue of the exercise, lapse of restrictions or expiration of an Award; or (ii) convert or exchange an Award for another Award under the Plan or under any other plan or arrangement. If any such actions are permitted, the Committee shall, in its sole discretion, establish rules and procedures to accomplish such actions.

7.4    Delegation of Authority to Grant Awards.    The Committee, in its discretion, may delegate to the Chief Executive Officer of the Company all or part of the Committee’s authority and duties with respect to granting Awards, provided such delegation is in writing and maintained in the Company’s records. The Committee may revoke or amend the terms of such a delegation at any time, but such revocation shall not invalidate prior actions of the Chief Executive Officer of the Company that were consistent with the terms of the Plan.

7.5    Limited Liability.    To the maximum extent permitted by law, no member of the Committee shall be liable for any action taken or decision made in good faith relating to the Plan or any Award.

7.6    Indemnification.    To the maximum extent permitted by law and by the Company’s charter and by-laws, the members of the Committee shall be indemnified by the Company in respect of all their activities under the Plan, provided that such indemnity shall not apply to willful acts of misconduct.

7.7    Effect of Committee’s Decision.    All actions taken and decisions and determinations made by the Committee on all matters relating to the Plan pursuant to the powers vested in it hereunder shall be in the Committee’s sole and absolute discretion and shall be conclusive and binding on all parties concerned, including the Company, its stockholders, any participants in the Plan and any other employee of the Company, and their respective successors in interest.

ARTICLE VIII

8.    Eligibility and Participation

8.1    Eligibility.    Directors, officers, employees and consultants of the Company or its Affiliates who, in the opinion of the Committee, are responsible for the continued growth and development and future financial success of the business shall be eligible to participate in the Plan.

8.2    Participation.    An eligible individual shall become a Participant in this Plan when he or she is granted an Award hereunder, as evidenced by a Grant Agreement executed by the Company and the Participant and shall no longer be a Participant when all Awards to a Participant have been completed, terminated or otherwise disposed of.

ARTICLE IX

9.    Stock Options

9.1    General.    Subject to the other applicable provisions of the Plan, the Committee may from time to time grant to eligible Participants Awards of ISO’s or NSO’s. The ISO or NSO Awards granted shall be subject to the following terms and conditions.

9.2    Time of Granting Options.    The granting of an Option shall take place at the time specified in writing by the Committee.

9.3    Grant of Option.    The grant of an Option shall be evidenced by a Grant Agreement, executed by the Company and the Participant, describing the number of shares of Stock subject to the Option, whether the Option is an ISO or NSO, the Exercise Price of the Option, the Vesting Period for the Option and such other terms and conditions that the Committee deems, in it sole discretion, to be appropriate, provided that such terms and conditions are not inconsistent with the Plan. The Grant Date shall be specified in the Grant Agreement.

9.4    Price.    The price per share of Stock payable upon the exercise of each Option (the “Exercise Price”) shall be set forth in the Grant Agreement and shall not be less than 100% of the Fair Market Value of the shares of Stock on the date the Option is granted.

9.5    Terms of Options.    The term during which each Option may be exercised shall be determined by the Committee; provided, however, that in no event shall an ISO be exercisable more than ten (10) years from the date it is granted. Prior to the exercise of the Option and delivery of the share certificates represented thereby, the Participant shall have none of the rights of a stockholder with respect to any shares represented by an outstanding Option.

9.6    Restrictions on Incentive Stock Options.    ISO Awards granted under the Plan shall comply in all respects with Code section 422 and, as such, shall meet the following additional requirements:

(a)    Grant Date.    An ISO must be granted within ten (10) years of the earlier of the Plan’s adoption by the Board of Directors or approval by the Company’s shareholders.

(b)    Exercise Price and Term.    The Exercise Price of an ISO shall not be less than 100% of the Fair Market Value of the shares on the date the Option is granted and the term of the Option shall not exceed ten (10) years. Notwithstanding the immediately preceding sentence, the Exercise Price of any ISO granted to a Participant who owns, within the meaning of Code section 422(b)(6), after application of the attribution rules in Code section 424(d), more than ten percent (10%) of the total combined voting power of all classes of shares of Stock of the Company shall be not less than 110% of the Fair Market Value of the Stock on the Grant Date and the term of such ISO shall not exceed five (5) years.

(c)    Maximum Grant.    The aggregate Fair Market Value (determined as of the Grant Date) of shares of Stock with respect to which all ISO’s first become exercisable by any Participant in any calendar year under this or any other plan of the Company and its Parent and Subsidiary corporations may not exceed $100,000 or such other amount as may be permitted from time to time under Code section 422. To the extent that such aggregate Fair Market Value shall exceed $100,000, or other applicable amount, such Options shall be treated as NSO’s. In such case, the Company may designate the shares of Stock that are to be treated as stock acquired pursuant to the exercise of an ISO by issuing a separate certificate for such shares and identifying the certificate as ISO shares in the stock transfer records of the Company.

(d)    Participant.    ISO’s shall only be issued to employees of the Company or a Related Corporation.

(e)    Tandem Options Prohibited.    An ISO may not be granted in tandem with a NSO in such a manner that the exercise of one affects a Participant’s right to exercise the other.

(f)    Designation.    No option shall be an ISO unless so designated by the Committee at the time of grant or in the Grant Agreement evidencing such Option.

(g)     Other Terms and Conditions.    Options may contain such other provisions, not inconsistent with the provisions of the Plan, as the Committee shall determine is appropriate from time to time.

9.7     Exercisability.

(a)    Except as otherwise provided by the Committee in the applicable Grant Award or otherwise, during the lifetime of the Participant, the Option shall be exercisable only by the Participant or, during the period the Participant is under a legal disability, by the Participant’s guardian or legal representative. Unless specified to the contrary herein or in the applicable Grant Agreement, Options cannot be exercised by a Participant subsequent to his or her Termination of Service.

(b)    An Option may be exercised in whole at any time, or in part from time to time, within the Option Period to the extent the Option is exercisable on the date of exercise.

(c)    Except as otherwise provided by the Committee in the applicable Grant Award or otherwise, each Option shall terminate and may no longer be exercised if the Optionee ceases to perform services for the Company or an Affiliate in accordance with the following:

(i)    If an Optionee ceases to be an active employee, consultant or non-employee Director of the Company or any Affiliate other than by reason of death or retirement, absent in any case a determination by the Committee to the contrary, any Options which were exercisable by the Optionee on the date of cessation of active employment may be exercised no later than the earlier of (a) the expiration date of the Option or (b) the respective periods listed below. Notwithstanding the foregoing, in the event an Optionee fails to exercise an Incentive Stock Option within three months after cessation of employment with the Company or a Related Corporation, such Option will be treated as a Non-Statutory Stock Option pursuant to Section 422 of the Code. The respective periods following cessation of active employment in which exercisable Options may be exercised are as follows:

Reason for Cessation of Active Employment	Period Following Last Day of Active Employment Within Which Option May Be Exercised
Medical Leave of Absence	During such leave

Discharge for Cause or other severance of employment determined by Committee to warrant termination of option	None

Layoff or other involuntary termination without Cause	Three Years

Voluntary termination (non-retirement)	Three Months

(ii)    If an Optionee’s employment terminates because of death, the Options shall be fully vested automatically without regard to whether any applicable vesting requirements in the Grant Agreement have been fulfilled, and the Options may be exercised at any time before the expiration date, but only by the Optionee’s estate or by the person(s) who acquired the right to exercise such Option by bequest or inheritance or by reason of the death of the Optionee.

(iii)    If an Optionee’s employment terminates because of Retirement, any Options which were issued at least one year prior to the date of termination of employment will vest in accordance with the Vesting Period specified in the Grant Agreement and may be exercised any time before their expiration date, provided such Options are exercisable as of the exercise date. Notwithstanding the foregoing, in the event an Optionee fails to exercise an Incentive Stock Option within three months after the date of his or her retirement, such Option will be treated as a Non-Statutory Stock Option.

(d)    The Option may not be exercised for more shares (subject to adjustment as provided in Section 12.1) after the Participant’s termination of employment or engagement, or cessation of service as a director, as the case may be, than the Participant was entitled to purchase thereunder at the time of the Participant’s termination of employment or engagement.

9.8    Exercise of Option.    An Option may be exercised only by giving written notice, in the manner provided in Section 15.9 hereof, specifying the number of shares as to which the Option is being exercised, accompanied (except as otherwise provided in Section 9.9) by full payment for such shares in the form of check or bank draft payable to the order of the Company or other shares of the Stock with a current Fair Market Value equal to the Option Price of the shares to be purchased. Receipt by the Company of such notice and payment shall constitute the exercise of the Option or a part thereof. Within 20 days thereafter, the Company shall deliver or cause to be delivered to the Optionee a certificate or certificates (or other evidence of ownership) for the number of shares then being purchased. Such shares shall be fully paid and nonassessable. If such shares are not at that time effectively registered under the Securities Act of 1933, as amended, the Optionee shall include with such notice a letter, in form and substance satisfactory to the Company, confirming that such shares are being purchased for the Optionee’s own account for investment and not with a view to distribution.

9.9    Cashless Exercise.    In lieu of payment by check, bank draft or other shares of Stock accompanying the written notice of exercise, an Optionee may, unless prohibited by applicable law, elect to effect payment by including with the written notice irrevocable instructions to deliver for sale to a registered securities broker acceptable to the Company a number of the shares subject to the Option being exercised sufficient, after brokerage commissions, to cover the aggregate exercise price of such Option and, if the Optionee further elects, the Optionee’s withholding obligations with respect to such exercise referred to in Section 15.8, together with irrevocable instructions to such broker to sell such shares and to remit directly to the Company such aggregate exercise price and, if the Optionee has so elected, the amount of such withholding obligation. The Company shall not be required to deliver to such securities broker any stock certificate (or other evidence of ownership) for such shares until it has received from the broker such exercise price and, if the Optionee has so elected, such withholding obligation amount.

9.10    Transferability.    Except as otherwise provided herein or in the Grant Agreement, Stock Options granted to individuals other than Company Officers shall not be transferable, otherwise than by will or the laws of descent and distribution, and may be exercised during the life of the holder thereof only by him or her. Non-Statutory Options granted hereunder to a Company Officer may be transferred to a member of such Company Officer’s Immediate Family or trusts or other entities established solely for the benefit of such Immediate Family members, so long as the transferee is a person entitled to rely on the Form S-8 filed by the Company with respect to the Plan. The holder of an Option or his or her legal representatives, legatees, distributees, or permitted transferees, as the case may be, shall have none of the rights of a stockholder with respect to any shares subject to such Option until such shares have been issued to him or her under this Plan.

ARTICLE X

10.    Stock Appreciation Rights.

10.1    Award of SAR’s.    Subject to the other applicable provisions of the Plan, the Committee may at any time and from time to time grant SAR’s to eligible participants, either on a freestanding basis (without regard to or in addition to the grant of an Option) or on a tandem basis (related to the grant of an underlying Option), as it determines. SAR’s granted in tandem with or in addition to an Option may be granted either at the same time as the Option or at a later time; provided, however, that a tandem SAR shall not be granted with respect to any outstanding ISO Award without the consent of the Participant. SAR’s shall be evidenced by Grant Agreements, executed by the Company and the Participant, stating the number of shares of Stock subject to the SAR and the terms and conditions of such SAR, in such form as the Committee may from time to time determine. The term during which each SAR may be exercised shall be determined by the Committee. The Participant shall have none of the rights of a stockholder with respect to any shares of Stock represented by a SAR.

10.2    Restrictions on Tandem SAR’s.    ISO’s may not be surrendered in connection with the exercise of a tandem SAR unless the Fair Market Value of the Stock subject to the ISO is greater than the Exercise Price for such ISO. SAR’s granted in tandem with Options shall be exercisable only to the same extent and subject to the same conditions as the related Options are exercisable. The Committee may, in its discretion, prescribe additional conditions to the exercise of any such tandem SAR.

10.3    Amount of Payment Upon Exercise of SAR’s.    A SAR shall entitle the Participant to receive, subject to the provisions of the Plan and the Grant Agreement, a payment having an aggregate value equal to the product of (i) the excess of (A) the Fair Market Value on the exercise date of one share of Stock over (B) the base price per share specified in the Grant Agreement (which shall be determined by the Committee but which shall not be less than 100 % of the Fair Market Value of one share of Stock on the date of grant of the

SAR), times (ii) the number of shares specified by the SAR, or portion thereof, which is exercised. In the case of exercise of a tandem SAR, such payment shall be made in exchange for the surrender of the unexercised related Option (or any portions thereof which the Participant from time to time determines to surrender for this purpose).

10.4    Form of Payment Upon Exercise of SAR’s.    Payment by the Company of the amount receivable upon any exercise of a SAR may be made by the delivery of Stock or cash, or any combination of Stock and cash, as determined in the sole discretion of the Committee from time to time. If upon settlement of the exercise of a SAR a Participant is to receive a portion of such payment in shares of Stock, the number of shares shall be determined by dividing such portion by the Fair Market Value of a share of Stock on the exercise date. No fractional share shall be used for such payment and the Committee shall determine whether cash shall be given in lieu of such fractional share or whether such fractional share shall be eliminated.

10.5    Transferability.    SAR’s may not be sold, assigned, transferred, pledged or otherwise encumbered or disposed of except as specifically provided in the Grant Agreement.

ARTICLE XI

11.    Restricted Stock Awards and Stock Unit Awards

11.1    Grants.    Subject to the other applicable provisions of the Plan, the Committee may at any time grant Restricted Stock Awards or Stock Units to Participants in such amounts and for such consideration, including no consideration or such minimum consideration as may be required by law, as it determines. Such Awards shall be granted pursuant to a Grant Agreement.

11.2    Terms and Conditions.    A Restricted Stock Award entities the recipient to acquire shares of Stock and a Stock Unit Award entitles the recipient to be paid the Fair Market Value of the Stock on the date on which restrictions lapse. Stock Units may be settled in Stock, cash or a combination thereof, as determined by the Committee. Restricted Stock Awards and Stock Unit Awards are subject to Vesting Periods and other restrictions and conditions as the Committee may include in the Grant Agreement. Such restrictions or conditions may be based on continuing employment or engagement (or other business relationship) and/or achievement of pre-established performance goals. The Committee shall specify in the Grant Agreement the dates and/or the description of how pre-established performance goals shall be deemed to have been obtained and any other conditions upon which Restricted Stock Awards or Stock Units shall become vested. If the Participant or the Company fails to achieve the designated goals or the Participant incurs a Termination of Service prior to the expiration of the Vesting Period, the Participant shall forfeit all shares of Stock or cash subject to the Award which have not vested as of such date. Restricted Stock Awards or Stock Units, if not sooner terminated, shall vest upon Participant’s death.

11.3    Restricted Stock Awards.

(a)    Each Restricted Stock Award shall specify the applicable restrictions, on such shares of Stock, the duration of such restrictions, and the time or times at which such restrictions shall lapse with respect to all or a specified number of shares of Stock that are part of the Award. Notwithstanding the foregoing, the Committee may reduce or shorten the duration of any restriction applicable to any shares of Stock awarded to any Participant under the Plan.

(b)    Share certificates with respect to restricted shares of Stock shall be issued (or the shares shall be held in a book entry position through the transfer agent’s direct registration service) at the time of grant of the Restricted Stock Award, subject to forfeiture if the restrictions do not lapse, or upon lapse of the restrictions. If share certificates are issued at the time of grant of the Restricted Stock Award, the certificates shall bear an appropriate legend with respect to the restrictions applicable to such Restricted Stock Award (as described in Section 11.2) or, alternatively, the Participant may be required to deposit the certificates with the Company during the period of any restriction thereon and to execute a blank stock power or other instrument of transfer. If shares are in a book entry position with the transfer agent’s direct registration service, the restrictions shall be appropriately noted.

(c)    Except as otherwise provided by the Committee, during such period of restriction following the issuance of share certificates, the Participant shall have all of the rights of a holder of Stock, including but not limited to the rights to receive dividends (or amounts equivalent to dividends) and to vote with respect to the restricted shares. Upon lapse of restrictions on a Restricted Stock Award, the Committee may provide that, to the extent not already received, the Participant will be entitled to receive any amounts per share pursuant to any dividend or distribution paid by the Company on its Stock to stockholders of record after grant of the Restricted Stock Award and prior to the issuance of the share certificates (or holding in a book entry position through the transfer agent).

11.4    Stock Unit Award.

(a)    The grant of Stock Units shall be evidenced by a Grant Agreement, executed by the Company and the Participant, that incorporates the terms of the Plan and states the number of Stock Units evidenced thereby and the terms and conditions of such Stock Units in such form as the Committee may from time to time determine. The Grant Agreement shall provide for payment of the Stock Unit Awards upon expiration of a term certain.

(b)    Stock Unit awards shall be subject to such rules and regulations as the Committee may prescribe and/or such determinations, orders, or decisions as the Committee may make.

(c)    Except as otherwise provided in the Grant Agreement, the Participant shall have none of the rights of a stockholder with respect to any shares of Stock represented by a Stock Unit as a result of the grant of a Stock Unit to the Participant.

11.5    Transferability.    Unvested Restricted Stock Awards or Stock Units may not be sold, assigned, transferred, pledged or otherwise encumbered or disposed of except as specifically provided in the Grant Agreement.

ARTICLE XII

12.    Corporate Transactions

12.1    Adjustment of Number and Price of Shares.    Pro rata adjustment shall be made in the maximum number of shares of Stock subject to the Plan or that may be awarded to any individual in any year to give effect to any stock dividends, stock splits, stock combinations, recapitalizations and other similar changes in the capital structure of the Company. Pro rata adjustments shall be made in the number, kind and price of shares of Stock covered by any outstanding Award hereunder to give effect to any stock dividends, stock splits, stock combinations, recapitalizations and similar changes in the capital structure of the Company, or a merger, dissolution or reorganization of the Company, after the date the Award is granted, so that the recipient of the Award is treated in a manner equivalent to that of holders of the underlying Stock. No Options will be repriced, replaced or regranted, through cancellation or by lowering the exercise price of previously granted Awards, without the express approval of the shareholders.

12.2    Change in Corporate Control.    Upon a Change in Corporate Control:

(a)    Any Options and SAR’s outstanding as of the date of such Change in Corporate Control, and which are not then exercisable and vested, shall become fully exercisable and vested.

(b)    The restrictions and deferral limitations applicable to any Restricted Stock and Stock Units shall lapse, such Restricted Stock shall become free of all restrictions and become fully vested and transferable, and such Stock Units shall be payable in full.

(c)    The Committee may also make additional adjustments and/or settlements of outstanding Awards as it deems appropriate and consistent with the Plan’s purposes, including without limitation settlement of all Options and Stock Appreciation Rights for a cash payment equal to the excess (if any) of the Fair Market Value of the Stock subject thereto over the aggregate exercise or base price thereof.

12.3    Substitution of Options.    In the event that, by reason of a corporate merger, consolidation, acquisition of property or stock, separation, reorganization or liquidation, the Board shall authorize the issuance or assumption of a stock option or stock options in a transaction to which Code section 424(a) applies, then, notwithstanding any other provision of the Plan, the Committee may grant an Option upon such terms and conditions as it may deem appropriate for the purpose of assumption of the old option, or substitution of a new Option for the old option, in conformity with the provisions of Code section 424(a) and the rules and regulations thereunder, as they may be amended from time to time.

12.4    Fractional Shares.    No adjustment or substitution provided for in this Article shall require the Company to issue or to sell a fractional share under any Grant Agreement and the total adjustment or substitution with respect to each Grant Agreement shall be limited accordingly.

12.5    Rescission and Revocation of Awards.    A Participant may request in writing that the Committee rescind or revoke an Award and such request shall specify the reasons that rescission or revocation is sought. The Committee, in its absolute discretion, may grant, deny or otherwise rule on the request.

ARTICLE XIII

13.    Reservation of Stock.    The Company shall at all times during the term of the Options reserve and keep available such number of shares of the Stock as will be sufficient to satisfy the requirements of this Plan and shall pay all fees and expenses necessarily incurred by the Company in connection therewith.

ARTICLE XIV

14.    Amendment and Termination

14.1    Amendment.    The Committee may amend the Plan at any time and from time to time, provided that (i) no amendment shall deprive any person of any rights granted under the Plan before the effective date of such amendment, without such person’s consent, (ii) no amendment can increase the maximum number of shares of Stock subject to award under the Plan, and (iii) amendments may be subject to shareholder approval to the extent needed to comply with applicable law.

Notwithstanding the foregoing, the Committee may amend the Plan and/or any Award granted under the Plan at any time and from time to time, without the consent of affected Participants and their beneficiaries, to the extent necessary to cause the Plan or Award to comply with applicable law, stock exchange rules or accounting rules.

14.2    Termination.    The Committee reserves the right to terminate the Plan in whole or in part at any time, without the consent of any person granted any rights under the Plan

ARTICLE XV

15.    Other Conditions

15.1    Compliance with Governmental Regulations.    Notwithstanding any provision of the Plan or the terms of any Grant Agreement entered into pursuant to the Plan, the Company shall not be required to issue any shares hereunder prior to registration of the shares subject to the Plan under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, if such registration shall be necessary, or before compliance by the Corporation or any Participant with any other provisions of either of those acts or of regulations or rulings of the Securities and Exchange Commission thereunder, or before compliance with other federal and state laws and regulations and rulings thereunder, including the rules of any applicable securities exchange or quotation system. The Company shall use its best efforts to effect such registrations and to comply with such laws, regulations and rulings forthwith upon advice by its counsel that any such registration or compliance is necessary.

15.2    Company Charter and Bylaws.    This Plan is subject to the charter and by-laws of the Company, as they may be amended from time to time.

15.3    No Trust or Fund Created.    Neither the Plan nor any Award shall create or be construed to create a trust or separate fund of any kind or a fiduciary relationship between the Company and a Participant or any other person. To the extent that any Participant or other person acquires a right to receive payments from the Company pursuant to an Award, such right shall be no greater than the right of any unsecured general creditor of the Company.

15.4    No Guarantee of Employment.    Participation in this Plan shall not be construed to confer upon any Participant the legal right to be retained in the employ of the Company or give any person any right to any payment whatsoever, except to the extent of the benefits provided for hereunder. Each Participant shall remain subject to discharge to the same extent as if this Plan had never been adopted. Nothing in this Plan shall prevent, interfere with or limit in any way the right of the Company to terminate a Participant’s employment at any time, whether or not such termination would result in: (i) the failure of any Award to vest; (ii) the forfeiture of any unvested or vested portion of any Award under the Plan; and/or (iii) any other adverse effect on the Participant’s interests under the Plan.

15.5    No Limit on Other Compensation Arrangements.    Nothing contained in the Plan shall prevent the Company or its Affiliates from adopting or continuing in effect other compensation arrangements (whether such arrangements be generally applicable or applicable only in specific cases) as the Committee, in its discretion determines desirable, including without limitation the granting of stock options, stock awards, stock appreciation rights or phantom stock units otherwise than under the Plan.

15.6    Governing Law.    The provisions of this Plan shall be governed by, construed and administered in accordance with applicable federal law; provided, however, that to the extent not in conflict with federal law, this Plan shall be governed by, construed and administered under the laws of the State of Delaware, other than its laws respecting choice of law.

15.7    Limitation of Rights in the Option Shares.    The Optionee shall not be deemed for any purpose to be a stockholder of the Company with respect to any of the Option Shares except to the extent that the Option shall have been exercised with respect thereto and, in addition, a certificate shall have been issued therefor and delivered to the Optionee.

15.8    Withholding.    No later than the date as of which an amount first becomes includible in the gross income of the Participant for federal income tax purposes with respect to any Award under the Plan, the participant shall pay to the Company, or make arrangements satisfactory to the Company regarding the payment of, any federal, state, local or foreign taxes of any kind required by law to be withheld with respect to such amount. Unless otherwise determined by the Company, withholding obligations may be settled with Common Stock, including Common Stock that is part of the Award that gives rise to the withholding requirement; provided, that not more than the legally required minimum withholding may be settled with Common Stock. The obligations of the Company under the Plan shall be conditional on such payment or arrangements, and the Company and its Affiliates shall, to the extent permitted by law, have the right to deduct any such taxes from any payment otherwise due to the participant. The Committee may establish such procedures as it deems appropriate, including making irrevocable elections, for the settlement of withholding obligations with Common Stock.

15.9    Notices.    Any communication or notice required or permitted to be given under the Plan shall be in writing, and mailed by registered or certified mail or delivered in hand, if to the Company, to 141 Spring Street, Lexington, Massachusetts 02421, Attention: Senior Vice President, Human Resources and, if to the Optionee, to the address as the Optionee shall last have furnished to the communicating party.

APPENDIX D

1997 NONEMPLOYEE DIRECTORS RESTRICTED STOCK PLAN

As amended December 15, 2004, subject to stockholder approval

1.    DEFINITIONS

The following terms shall have the following meanings unless the context indicates otherwise:

1.1    “Board” shall mean the Board of Directors of the Company.

1.2     “Change in Control” shall mean (a) the time of approval by the shareholders of the Company of (i) any consolidation or merger of the Company in which the Company is not the continuing or surviving corporation or pursuant to which shares of Common Stock would be converted into cash, securities or other property, other than a merger in which the holders of Common Stock immediately prior to the merger will have the same proportionate ownership of Common Stock of the surviving corporation immediately after the merger, (ii) any sale, lease, exchange, or other transfer (in one transaction or a series of related transactions) of all or substantially all the assets of the Company, or (iii) adoption of any plan or proposal for the liquidation or dissolution of the Company; or (b) the date on which any “person” (as defined in Section 13(d) of the Exchange Act), other than the Company or a Subsidiary or employee benefit plan or trust maintained by the Company or any of its Subsidiaries, shall become (together with its “affiliates” and “associates,” as defined in Rule 12b-2 under the Exchange Act) the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act) directly or indirectly, of more than 25% of the Common Stock outstanding at the time, without the prior approval of the Board.

1.3    “Code” shall mean the Internal Revenue Code of 1986, as amended from time to time.

1.4    “Committee” shall mean the Compensation Committee of the Board, or such other Board committee as may be designated by the Board to administer the Plan; provided, however, that such committee shall be composed solely of two or more directors each of whom qualifies as a “nonemployee director” (as defined in Rule 16b-3 under the Exchange Act).

1.5    “Common Stock” shall mean the Common Stock, $.01 par value per share, of the Company.

1.6    “Company” shall mean Raytheon Company or any company successor thereto by merger, consolidation or reorganization.

1.7    “Director” shall mean a member of the Board.

1.8    “Effective Date” shall mean November 26, 1996.

1.9    “Eligible Director” shall mean a Director of the Company who is not at the relevant time an Employee.

1.10    “Employee” shall mean a salaried employee (as described in Treasury Regulation Section 1.421-7(h)) of the Company or any Subsidiary.

1.11    “Exchange Act” shall mean the Securities Exchange Act of 1934, as amended from time to time, including applicable regulations thereunder.

1.12    “Participant” shall mean any Eligible Director to whom a Stock Award has been granted by the Committee under the Plan.

1.13    “Plan” shall mean the Raytheon Company 1997 Nonemployee Directors Restricted Stock Plan.

1.14    “Stock Award” shall mean the grant by the Company to an Eligible Director of Common Stock pursuant to Section 6 below.

1.15    “Stock Award Agreement” shall mean a written agreement between the Company and the Participant that establishes the terms, conditions, restrictions and/or limitations applicable to a Stock Award in addition to those established by this Plan and by the Committee’s exercise of its administrative powers.

1.16    “Subsidiary” shall mean a corporation, business trust or similar incorporated or unincorporated entity of which the Company directly or indirectly owns more than 50% of the voting power or value.

1.17    “Treasury Regulation” shall mean the regulation promulgated under the Code by the United States Department of the Treasury, as amended from time to time.

1.18    “Vesting Date” shall mean the vesting date specified in accordance with Section 6.6 below.

2.    PURPOSE AND TERM OF PLAN

2.1    Purpose.    The purpose of the Plan is to further the growth, development and financial success of the Company by enabling it to attract and retain nonemployee directors of outstanding ability and, by providing nonemployee directors the opportunity to become owners in Common Stock, to more closely align the interests of the Company’s directors with that of its shareholders.

2.2    Term.    The plan shall become effective as of the Effective Date, and shall terminate on the day which precedes the 15th anniversary of the Effective Date, unless terminated earlier by the Board pursuant to Section 8.1 below.

3.    ELIGIBILITY

3.1    Eligibility.    All Eligible Directors shall participate in the Plan as of the Effective Date.

4.    ADMINISTRATION

4.1    Responsibility.    The Committee shall have the responsibility to control, operate, manage and administer the Plan in accordance with its terms.

4.2    Authority of the Committee.    The Committee shall have all the discretionary authority that may be necessary or helpful to enable it to discharge its responsibilities with respect to the Plan, including but not limited to:

(1)    to determine eligibility for participation in the Plan;

(2)    to determine eligibility for and the number of shares of Common Stock subject to a Stock Award granted under the Plan;

(3)    to supply any omission;

(4)    to issue administrative guidelines as an aid to administer the Plan and make changes in such guidelines as it from time to time deems proper;

(5)    to make rules for carrying out and administering the Plan and make changes in such rules as it from time to time deems proper;

(6)    to the extent permitted under the Plan, grant waivers of Plan terms, conditions, restrictions, and limitations;

(7)    to accelerate the transferability of any Stock Award when such action or actions would be in the best interest of the Company; and

(8)    to take any and all other actions it deems necessary or advisable for the proper operation or administration of the Plan.

4.3    Action by the Committee.    The Committee shall act in accordance with the By-laws of the Company and with such authority as may be granted by the Board. In addition, the Committee may authorize any one or more of its members to execute and deliver documents on behalf of the Committee.

4.4    Delegation of Authority.    The Committee may delegate some or all of its authority under the Plan to any person or persons; provided, however, that any such delegation shall be in writing.

5.    SHARES SUBJECT TO PLAN

5.1    Available Shares.    The aggregate number of shares of Common Stock which shall be available for grants of Stock Awards under the Plan during its term shall be 300,000. Such shares of Common Stock available for issuance under the Plan may be either authorized but unissued shares, shares of issued stock held in the Company’s treasury, or both, at the discretion of the Company, and subject to any adjustments made in accordance with Section 5.2 below. Any Stock Awards which terminate by expiration, forfeiture, cancellation or otherwise without the issuance of such shares shall again be available for grants of Stock Awards under the Plan. The number of shares of Common Stock available for issuance under the Plan shall not be reduced to reflect any dividends or dividend equivalents that are reinvested into additional shares of Common Stock.

5.2    Adjustment to Shares.    If there is any change in the number of outstanding shares of Common Stock through the declaration of stock dividends, stock splits or the like, the number of shares of Common Stock (i) available for grants of Stock Awards under Section 5.1 above, and (ii) underlying outstanding grants of Stock Awards, shall be automatically adjusted. If there is any change in the number of outstanding shares of Common Stock through any change in the capital account of the Company, or through a merger, consolidation, separation (including a spin-off or other distribution of stock or property), reorganization (whether or not such reorganization comes within the meaning of such term in Code Section 368(a)) or partial or complete liquidation, the Committee shall make (i) appropriate adjustments in the number of shares of Common Stock which may be issued under the Plan and (ii) any other adjustments and/or modifications to outstanding Stock Awards as it deems appropriate. In the event of any other change in the capital structure or in the Common Stock, the Committee shall also be authorized to make such appropriate adjustments in the number of shares of Common Stock available for issuance under the Plan and any other adjustments and/or modifications to outstanding Stock Awards as it deems appropriate.

6.    STOCK AWARDS

6.1    In General.    The Committee is authorized to grant Stock Awards to Eligible Directors on or after the Effective Date. Stock Awards in any given calendar year need not be equal in amount as to all Eligible Directors.

6.2    Terms and Conditions of Stock Awards.    Stock Awards shall be subject to such terms, conditions, restrictions and/or limitations, if any, as the Committee deems appropriate, including, but not limited to, restrictions on transferability and continued service as a member of the Board; provided, however, that such terms, conditions, restrictions and/or limitations are not inconsistent with the Plan. The Committee may accelerate the date a Stock Award becomes transferable under such circumstances as it deems appropriate.

6.3    Stock Award Agreement.    Any Stock Award granted under the Plan shall be evidenced by a Stock Award Agreement which shall be signed by the Committee and the Participant.

6.4    Rights as Shareholders.    Notwithstanding any term, condition, restriction and/or limitation with respect to a Stock Award granted under the Plan but subject to the restrictions of Section 6.5 below, an Eligible Director who has been granted a Stock Award shall be entitled to all of the rights of a shareholder with respect to the shares underlying the Stock Award from the date of grant, including voting rights and the rights to receive dividends and other distributions. All shares of Common Stock or other securities paid on a Stock Award shall be held by the Company and shall be subject to the same restrictions as the Stock Award to which they relate.

6.5    Automatic Restrictions.    Unless otherwise provided by the Committee in the Stock Award Agreement, each Stock Award shall be subject to a restriction on transferability until the Vesting Date. During the period commencing on the date of grant and ending on the Vesting Date, or unless and until the provisions of the Plan relating to removal of restrictions have been satisfied, the shares underlying the Stock Award may not be sold, assigned, pledged, encumbered, hypothecated or transferred.

6.6    Vesting Date.    Unless otherwise provided by the Committee in the Stock Award Agreement and subject to Section 6.7 below, the Vesting Date for all shares underlying Stock Awards granted to an Eligible Director shall be the date of the Annual Meeting of Shareholders of the Company in the third calendar year following the year of the Stock Award.

6.7    Removal of Restrictions.    Unless otherwise provided in the Stock Award Agreement, the restrictions on the shares underlying Stock Awards shall be removed and lapse upon the earlier of (i) the applicable Vesting Date or (ii) upon the occurrence of the death of the Eligible Director or his or her ceasing to be a Director following a Change in Control. The foregoing notwithstanding, shares underlying Stock Awards shall remain subject to the restrictions on transferability set forth in this Section 6 for at least six months following the date of such grant.

6.8    Forfeiture.    Except as otherwise provided in the Stock Award Agreement, an Eligible Director’s Stock Award shall be forfeited to the Company upon the Eligible Director’s termination of service on the Board prior to his or her Vesting Date for any reason other than those set forth in Section 6.7 above.

7.    ISSUANCE, POSSESSION AND DELIVERY OF STOCK AWARDS

7.1    Stock Certificate.    Each Stock Award granted under the Plan shall be evidenced by the issuance of a Common Stock certificate registered on the transfer ledgers of the Company in the name of the Eligible Director who was granted the Stock Award effective as of the date such Stock Award was granted to the Eligible Director pursuant to the Plan. Each such certificate shall bear an appropriate legend referring to the restrictions applicable to the Stock Award.

7.2    Retention of Stock Certificate by Company.    Possession of any certificates representing shares underlying a Stock Award shall be retained by the Company for the benefit of each Eligible Director until the restrictions thereon have lapsed and been removed in accordance with Section 6.7 above. Thereupon, the Company shall promptly deliver the certificates for such shares to the Eligible Director; provided, however, if ever any federal, state or local income or employment tax is required to be withheld from such shares, such certificates shall be delivered only after the Eligible Director has paid (or made provision for the payment of) the requisite amount.

7.3    Fractional Shares.    The Company shall promptly pay to an Eligible Director the cash equivalent of any fractional shares which would otherwise be acquired by the Eligible Director under the terms of the Plan.

7.4    Compliance with Securities Laws.    Notwithstanding anything contained in the Plan to the contrary, the issuance or delivery of any such shares of Stock may be postponed for such period as may be required to comply with any applicable requirements of any national securities exchange or any requirements under any other law or regulation applicable to the issuance or delivery of such shares. The Company shall not be obligated to issue or deliver any such shares if the issuance or delivery thereof shall constitute a violation of any provision of any law or of any regulation of any governmental authority or any national securities exchange.

8.    MISCELLANEOUS

8.1    Amendment and Termination.    The Board may suspend or terminate the Plan at any time with or without prior notice. In addition, the Board may, from time to time and with or without prior notice, amend the Plan in any manner; provided, however, that no amendment of the Plan, without the approval of the shareholders of the Company, shall increase (except as provided in Section 5.2 above) the number of shares of Common Stock available for Stock Awards under the Plan. Termination or amendment of the Plan by the Board shall not adversely affect any then-existing Stock Award Agreement without the Participant’s prior written consent.

8.2    Amendments to Stock Award Agreement.    The Committee may at any time amend in writing any Stock Award Agreement by mutual agreement between the Committee and the Participant or such other persons as may then have an interest therein.

8.3    Listing of Shares and Related Matters.    If at any time the Committee shall determine that the listing, registration or qualification of the shares of Common Stock subject to any Stock Award on any securities exchange or under any applicable law, or the consent or approval of any governmental regulatory authority, is necessary or desirable as a condition of, or in connection with, the granting of a Stock Award or the issuance of shares of Common Stock thereunder, such Stock Award may not be granted unless such listing, registration, qualification, consent or approval shall have been effected or obtained free of any conditions not acceptable to the Committee.

8.4    Governing Law.    The Plan shall be governed by and construed in accordance with the laws of the State of Delaware without reference to principles of conflict of laws, except as superseded by applicable federal law.

8.5    No Right, Title, or Interest in Company Assets.    A Participant shall not have any rights as a shareholder in his or her name. To the extent any person acquires a right to receive payments from the Company under the Plan, such rights shall be no greater than the rights of an unsecured creditor of the Company and the Participant shall not have any rights in or against any specific assets of the Company.

8.6    No Guarantee of Tax Consequences.    No person connected with the Plan in any capacity, including, but no limited to, the Company and any Subsidiary and their directors, officers, agents and employees makes any representation, commitment, or guarantee that any tax treatment, including, but not limited to, federal, state and local income, estate and gift tax treatment, will be applicable with respect to amounts deferred under the Plan, or paid to or for the benefit of a Participant under the Plan, or that such tax treatment will apply to or be available to a Participant on account of participation in the Plan.

8.7    Other Benefits.    No Stock Award granted under the Plan shall be considered compensation for purposes of computing benefits under any retirement plan for the Company or any Subsidiary nor affect any benefits or compensation under any other benefit or compensation plan of the Company or any Subsidiary now or subsequently in effect.

C/O AMERICAN STOCK TRANSFER 59 MAIDEN LANE NEW YORK, NY 10038

VOTE BY INTERNET - www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time on May 3, 2005. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time on May 3, 2005. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope provided or return it to Raytheon Company, c/o ADP, 51 Mercedes Way, Edgewood, NY 11717.

ADMISSION TICKET For security purposes, please bring this ticket and a valid picture identification with you if you are attending the meeting.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:
RAYTH1	KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY
THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

RAYTHEON

The Board of Directors recommends a vote FOR Item 1.

Item 1 -	Election of Directors				For	Withhold	For All	To withhold authority to vote, mark “For All Except” and write the
	NOMINEES - CLASS OF 2008				All	All	Except	nominee’s number on the line below.
	01) Barbara M. Barrett	03) Linda G. Stuntz			☐	☐	☐
02) Frederic M. Poses

The Board of Directors recommends a vote FOR Items 2, 3, 4 and 5.					The Board of Directors recommends a vote AGAINST Items 6, 7, 8 and 9.

		For	Against	Abstain				For	Against	Abstain

Item 2 -	Ratification of Independent Auditors	☐	☐	☐	Item 6 -	Ethical Criteria for Military Contracts		☐	☐	☐

Item 3 -	Amendment to Certificate of Incorporation	☐	☐	☐	Item 7 -	MacBride Principles		☐	☐	☐
to Declassify the Board of Directors

Item 4 -	Amendments to 2001 Stock Plan	☐	☐	☐	Item 8 -	Majority Voting for Directors		☐	☐	☐

Item 5 -	Amendments to 1997 Nonemployee Directors Stock Plan	☐	☐	☐	Item 9 -	Elect Retiree as Director		☐	☐	☐

For address changes and/or comments, please check this box and write them on the back where indicated				☐

Please sign exactly as your name appears on this card. When signing as attorney, executor, administrator, trustee or guardian, please give your full title. If shares are held jointly, each holder should sign. If executed by a company or partnership, the proxy should be executed in the full corporate or partnership name and signed by a duly authorized person, stating his or her title or authority.

Signature [PLEASE SIGN WITHIN BOX]				Date	Signature (Joint Owners)					Date

ADMISSION TICKET

Annual Meeting of Stockholders

Wednesday, May 4, 2005, 11:00 a.m. Eastern Time

The Ritz-Carlton, Pentagon City

1250 South Hayes Street

Arlington, VA

Directions to The Ritz-Carlton, Pentagon City:

From Baltimore (I-395)/ Points North, Follow I-95 South through Maryland across the Woodrow Wilson Bridge into Virginia. Take exit 1 (Route 1 North) toward Alexandria/ Ronald Reagan Washington National Airport/Crystal City. Take the 15th Street/ Pentagon City exit. Turn left onto 15th Street. Continue three blocks and turn right onto South Hayes Street. The Ritz-Carlton, Pentagon City is located on the left, adjacent to Nordstrom.

From Richmond (I-95)/ Points South, Follow I-95 North to I-395 North. Take exit 8C (Pentagon City/ Crystal City) which leads you onto South Hayes Street. The Ritz-Carlton, Pentagon City is located on the right, adjacent to Nordstrom.

From Route 50 East/ Annapolis, Take Route 50 West into D.C., Route 50 will become New York Avenue. Take the I-395 South exit. Cross over the 14th Street Bridge. Take Exit 8C/ Route 1 South/ Pentagon City exit (left lane exit). From Route 1 take the 15th Street exit. Turn right onto 15th Street. Proceed three blocks, turn right onto South Hayes Street. The Ritz-Carlton, Pentagon City is located on the left, adjacent to Nordstrom.

From Route 50 West/ Fairfax, Follow Route 50 East to Route 27 East/ Washington Boulevard (towards I-395/ Pentagon). Merge onto Washington Boulevard and take I-395 North ramp towards Route 1 South. Stay right at the first fork and left at the second fork. Merge onto South Hayes Street. The Ritz-Carlton will be on the right, adjacent to Nordstrom.

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

ANNUAL MEETING OF STOCKHOLDERS

MAY 4, 2005

The undersigned hereby appoints William H. Swanson, Edward S. Pliner and Jay B. Stephens, or any of them, as proxies, each with full power of substitution, and hereby authorizes them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of Common Stock of Raytheon Company that the stockholder(s) is/are entitled to vote at the Annual Meeting of Stockholders to be held at 11:00 a.m., Eastern Time on May 4, 2005, at The Ritz-Carlton, Pentagon City, 1250 South Hayes Street, Arlington, VA, and any adjournment or postponement thereof.

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED AS DIRECTED BY THE STOCKHOLDER(S). IF NO SUCH DIRECTIONS ARE MADE, THIS PROXY WILL BE VOTED IN ACCORDANCE WITH THE RECOMMENDATION OF THE BOARD OF DIRECTORS.

IF YOU ARE NOT VOTING ON THE INTERNET OR BY TELEPHONE, PLEASE MARK, SIGN, DATE

AND RETURN THIS PROXY CARD PROMPTLY USING THE ENCLOSED REPLY ENVELOPE

Address Changes/Comments:

(If you noted any Address Changes/Comments above, please mark corresponding box on the reverse side.)

CONTINUED AND TO BE SIGNED ON REVERSE SIDE